UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☑	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

FibroGen, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FIBROGEN, INC.

409 Illinois Street

San Francisco, CA 94158

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 8, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of FibroGen, Inc., a Delaware corporation (also referred to as “we,” “us,” “FibroGen,” and the “Company”). The meeting will be held on Wednesday, June 8, 2016 at 8:00 a.m. local time at the Company’s offices located at 409 Illinois Street, San Francisco, California 94158 for the following purposes:

1.	To elect our nominees, Jeffrey L. Edwards, Rory B. Riggs, Roberto P. Rosenkranz and Jorma Routti, to our board of directors to hold office until the 2019 Annual Meeting of Stockholders.
2.

To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its year ending December 31, 2016.

3.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this notice.

The record date for the Annual Meeting is April 11, 2016 (the “Record Date”). Only stockholders of record at the close of business on that date may vote by proxy, at the meeting or any adjournment thereof. Please see the attached proxy statement for information on how to vote by proxy and how to attend the Annual Meeting and vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders’ Meeting

The proxy statement and Annual Report on Form 10-K

are available at www.proxyvote.com.

By Order of the Board of Directors

/s/ Michael Lowenstein

Michael Lowenstein

Chief Legal Counsel

San Francisco, California

April 22, 2016

Whether or not you expect to attend the Annual Meeting, please vote over the internet or the telephone as instructed in these materials, or if you requested and received a proxy by mail, please complete, date, sign and return the proxy as promptly as possible in order to ensure your representation at the Annual Meeting. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

FIBROGEN, INC.

409 Illinois Street

San Francisco, CA 94158

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

June 8, 2016

INFORMATION CONCERNING SOLICITATION AND VOTING

The board of directors (or “Board”) of FibroGen, Inc. (also referred to as “we,” “us,” “FibroGen,” and the “Company”) is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, please vote over the internet or the telephone as instructed in these materials, or if you requested and received a proxy by mail, please complete, date, sign and return the proxy as promptly as possible in order to ensure your representation at the Annual Meeting.

The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2015 Annual Report on Form 10-K, are being distributed and made available on or about April 25, 2016. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to provide our stockholders access to our proxy materials over the internet. Accordingly, we intend to mail a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about April 25, 2016 to most stockholders of record entitled to vote at the Annual Meeting. Stockholders will have the ability to access the proxy materials on a website referred to in the Notice or request a printed set of the proxy materials be sent to them by following the instructions in the Notice.

The Notice will also provide instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election.

Choosing to receive future proxy materials electronically will allow us to more rapidly provide you with the information you need, will save us the cost of printing and mailing documents to you and will conserve natural resources.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive the Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

We have sent a Notice to most of our stockholders of record and beneficial owners. Instructions on how to access the proxy materials over the internet or to request a paper copy may be found in the Notice. In addition, you may request to receive future proxy materials in printed form by mail or electronically. Your election to receive future proxy materials by mail or electronically will remain in effect until you terminate such election.

Why did I receive a full set of proxy materials instead of a Notice of Internet Availability of Proxy Materials?

We are providing paper copies of the proxy materials to stockholders who have previously requested to receive them. If you would like to reduce the environmental impact of and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card, to vote using the internet and, when prompted, indicate that you agree to receive or access future stockholder communications electronically. Alternatively, you can go to www.proxyvote.com and enroll for online delivery of the Annual Meeting and proxy voting materials.

How do I attend the Annual Meeting?

You must be a stockholder of record at the close of business on April 11, 2016 to vote at the Annual Meeting. The meeting will be held on Wednesday, June 8, 2016 at 8:00 a.m. local time at the Company’s offices located at 409 Illinois Street, San Francisco, California 94158. If you wish to attend and vote at the Annual Meeting, you must bring: (1) valid photo identification, such as a driver’s license or passport; and (2) evidence of stock ownership as of the Record Date, such as an account statement, proxy card or voting information form. Additional information on who can vote and how to vote in person at the Annual Meeting is discussed below. For directions to the Annual Meeting, please contact the Company’s Investor Relations at ir@fibrogen.com or (415) 978-1200.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on April 11, 2016 will be entitled to vote at the Annual Meeting. On the Record Date, there were 62,424,690 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 11, 2016 your shares were registered directly in your name with FibroGen’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return your proxy card or vote by proxy over the internet or the telephone as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 11, 2016 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

1.	To elect our nominees, Jeffrey L. Edwards, Rory B. Riggs, Roberto P. Rosenkranz and Jorma Routti, to our board of directors to hold office until the 2019 Annual Meeting of Stockholders.
2.

To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its year ending December 31, 2016.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” our nominees to the Board or you may “Withhold” your vote for the nominees. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote by proxy through the internet, vote by proxy over the telephone, vote in person at the Annual Meeting, or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time, . Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•

To vote through the internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the proxy card. Your vote must be received by 11:59 p.m. EDT on June 7, 2016 to be counted.

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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the proxy card or the Notice. Your vote must be received by 11:59 p.m. EDT on June 7, 2016 to be counted.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•	To vote using a proxy card, simply complete, sign and date the proxy card and return it pursuant to the instructions provided. Your vote must be received by June 7, 2016 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from FibroGen. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote over the internet or by telephone. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent.

•

To vote through the internet, go to www.proxyvote.com to complete an electronic proxy. You will be asked to provide the company number and control number from the voting instruction form. Your vote must be received by 11:59 p.m. EDT on June 7, 2016 to be counted.

•

To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the voting instruction form or the Notice. Your vote must be received by 11:59 p.m. EDT on June 7, 2016 to be counted.

•	To vote in person at the Annual Meeting, contact your broker, bank or other agent to obtain a valid proxy from that institution.
•

To vote using the voting instruction form, simply complete, sign and date the voting instruction form and return it pursuant to the instructions provided. Your vote must be received by June 7, 2016 to be counted.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

What does it mean if I receive more than one set of proxy materials?

You should receive more than one set of proxy materials if your shares are registered under different names or held in different accounts as of the Record Date (for example, if you are both a stockholder of record and beneficial owner). Please follow the voting instructions and vote separately for each set of proxy card/materials you receive to ensure that all of your shares are voted. All of your shares may be voted at www.proxyvote.com regardless of which account they are registered or held in.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 11, 2016.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies.

Can I vote my shares by filling out and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by internet, telephone, mail (by requesting a paper proxy card or voting instruction card), and in person at the meeting.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the deadline to vote. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy through the internet or by telephone.
•	You may send a timely written notice that you are revoking your proxy to our Secretary at 409 Illinois Street, San Francisco, California 94158.
•	You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current vote (prior to the deadline) by internet, telephone or proxy card is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

Yes. You can revoke your voting instruction form at any time before the deadline to vote. If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank. Note however, you may also revoke your proxy in any one of the following ways:

•	You may grant a subsequent voting instruction through the internet or by telephone.
•

You may attend the Annual Meeting and vote in person provided you request and obtain a valid proxy from your broker or other agent. Simply attending the meeting will not, by itself, revoke your voting instruction form.

Your most current vote (prior to the deadline) by internet, telephone or voting instruction form is the one that is counted.

When are stockholder proposals due for next year’s annual meeting?

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit proposals to the Board to be presented at the 2017 Annual Meeting. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act. To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by Saturday, December 23, 2016, to our Secretary at 409 Illinois Street, San Francisco, California 94158; provided, however, that if our 2017 Annual Meeting of Stockholders is held before May 9, 2017 or after July 8, 2017, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2017 Annual Meeting of Stockholders.

Our amended and restated bylaws also provide for separate notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting, provided that such proposal or nominee would not be included in next year’s proxy materials. Such proposals must comply with the requirements, including without limitation, the separate notice procedures, of our amended and restated bylaws. If you wish to submit such a proposal or nominate a director, written notice must be received by our Secretary no later than the close of business on Friday, March 10, 2017 or earlier than the close of business on Wednesday, February 8, 2017, provided, however, that if our 2016 Annual Meeting of Stockholders is held before May 9, 2017 or after July 8, 2017, then the proposal must be received no earlier than the close of business on the 120th day prior to such meeting and no later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

How are votes counted?

Votes will be counted separately for each proposal by the inspector of election appointed for the meeting. For the proposal to elect directors, “For” and “Withhold” votes will be counted; and, with respect to other proposals, votes “For,” “Against,” and abstentions will be counted. Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of our nominees for director and “For” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

What are “broker non-votes”?

Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of NASDAQ, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested) and executive compensation, including the advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation.

How many votes are needed to approve each proposal?

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For Proposal No. 1, the election of directors, the four nominees to serve as Class II directors until the 2019 Annual Meeting of Stockholders receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

•

To be approved, Proposal No. 2, ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for year ending December 31, 2016, must receive “For” votes from the holders of a majority of shares present in person or by proxy and entitled to vote. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the Record Date, there were 62,424,690 shares of common stock outstanding and entitled to vote. Thus, the holders of 31,212,346 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and Annual Report on Form 10-K are available at www.proxyvote.com.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievement to differ materially from those expressed or implied by these forward-looking statements.

Forward-looking statements include all statements that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential,” or the negative of those terms, and similar expressions and comparable terminology intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties, including those outlined in our Annual Report on Form 10-K for the year ended December 31, 2015. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this proxy statement and, except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this proxy statement.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is divided into three classes: Class I, Class II and Class III, with each class having a three-year term. Vacancies on the Board, unless the Board determines by resolution that any such vacancies shall be filled by stockholders, may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has eleven members. There are four directors in Class II whose term of office expires in 2016. The nominees for election to Class II, Jeffrey L. Edwards, Rory B. Riggs, Roberto P. Rosenkranz and Jorma Routti, are currently directors of the Company and were previously elected by the Board. If re-elected at the Annual Meeting, the nominees would serve until the 2019 Annual Meeting of Stockholders and until their successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to encourage directors and nominees for director to attend the Annual Meeting. On June 3, 2015, the Company held its first Annual Meeting as a public company and all of the directors then in office attended.

Directors are elected by a plurality of the votes of the holders of shares present in person, by remote communication, if applicable, or represented by proxy and entitled to vote on the election of directors. The nominees receiving the four highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Company. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2019 ANNUAL MEETING — CLASS II

Jeffrey L. Edwards, age 55, was appointed to our board of directors in 2015 after Mr. Edwards retired from Allergan, Inc. Mr. Edwards served as Executive Vice President, Finance and Business Development, Chief Financial Officer Of Allergan, Inc. from September 2005 to August 2014. Mr. Edwards joined Allergan in 1993. From 2003 to 2005, Mr. Edwards served as Allergan’s Corporate Vice President, Corporate Development and previously served as Senior Vice President, Treasury, Tax and Investor Relations. Prior to joining Allergan, Mr. Edwards was with Banque Paribas and Security Pacific National Bank, where he held various senior-level positions in the credit and business development functions. Mr. Edwards received a Bachelor of Arts degree in Sociology from Muhlenberg College and completed the Advanced Management Program at the Harvard Business School. We believe that Mr. Edwards is qualified to serve on our board of directors due to his pharmaceutical industry experience and public financial expertise.

Rory B. Riggs, age 62, has served on our board of directors since October 1993. Since April 2010, Mr. Riggs has served as founder and Chief Executive Officer of Syntax Analytics, LLC, a development stage venture focused on creating a new information technology platform for large-scale portfolio management. Since June 2006, Mr. Riggs has also served as Managing Member of New Ventures, a venture fund focused on biotechnology and healthcare. Mr. Riggs has been the Managing Member of Balfour LLC, an investment management company focused on biotechnology and healthcare, since January 2001. Mr. Riggs served as the President of Biomatrix, Inc., a biomedical company, from 1996 until 2000. In addition, he was the Chief Financial Officer of Biomatrix from 1996 to 1998. He serves on the boards of directors of Royalty Pharma (Chair), Cibus Global Ltd., Intra-Cellular Therapies, Inc., eReceivables, LLC (Chair), and GeneNews, Ltd. From 1991 to 1995, he was Chief Executive Officer of RF&P Corporation, an investment company owned by the Virginia Retirement System. He was also Managing Director of PaineWebber and Company, a stock brokerage and asset management firm, in the mergers and acquisitions field. Mr. Riggs holds a B.A. from Middlebury College, Vermont and an M.B.A. from Columbia University. We believe that Mr. Riggs is qualified to serve on our board of directors due to his industry experience, management experience and public financial expertise.

Roberto Pedro Rosenkranz, Ph.D., M.B.A., age 66, has served on our board of directors since April 2010. Dr. Rosenkranz was Chairman and Chief Executive Officer of ROXRO Pharma, Inc., a pharmaceutical company, from October 1999 to December 2010. He is also currently executive chairman of Altos Therapeutics LLC, a pharmaceutical company, and has been serving in that capacity since 2012. Dr. Rosenkranz is also on the board of directors of Pherin Pharmaceuticals, Inc., a pharmaceutical company, and the Ronald and Ann Williams Charitable Foundation. Prior to assuming his leadership role at ROXRO, Dr. Rosenkranz was President and Chief Operating Officer of Scios, Inc., a biopharmaceutical company, from 1996 to 1997. From 1995 to 1996, he occupied multiple research, development and marketing positions at Roche Laboratories, a pharmaceutical company. From 1982 to 1996, Dr. Rosenkranz occupied multiple research, development and marketing positions at Syntex Laboratories, Inc., a pharmaceutical company. Dr. Rosenkranz previously sat on the boards of Medcenter Solutions do Brasil SA and Gemini Genomics Limited (also referred to as Gemini Genomics Plc). Dr. Rosenkranz received a B.A. in psychology from Stanford University, a Ph.D. in pharmacology and toxicology from the University of California, Davis, and an M.B.A from Santa Clara University. We believe that Dr. Rosenkranz is qualified to serve on our board of directors because of his scientific and technical background, as well as his experience in various leadership and management roles in the pharmaceutical industry.

Jorma Routti, Ph.D., age 77, has served on our board of directors since March 1994. He is also the Chairman of the board of directors of our subsidiary, FibroGen Europe Oy, and has served in that capacity since 2001. Since 2001, Dr. Routti has served as Executive Chairman of CIM Creative Industries Management Ltd., a venture capital firm located in Helsinki, Finland, where he works with investments and research in intellectual property oriented companies as well as with Knowledge Economy developments in several countries. Dr. Routti has served from 1995 to 2000 as Director General of Research of the European Commission, the executive body of the European Union. From 1985 to 1995, Dr. Routti served as President of SITRA, the Finnish Innovation Fund. Dr. Routti served as Dean and Professor at the Helsinki University of Technology from 1972 to 1985 and as a Scientist at CERN in Geneva from 1967 to 1972 and at the University of California, Berkeley. He has served on the board of directors (including as chairman) of several major corporations, high technology companies and international research establishments. Honors received by Dr. Routti include Fulbright and Eisenhower Exchange Fellowships and decorations in Finland and France. He has received a Ph.D. from the University of California, Berkeley in Physics, as well as a MSc in Technical Physics and a DrTechn h.c. in Technology from the Helsinki University of Technology. Dr. Routti was awarded with an honorary doctorate in philosophy from the University of Jyvaskyla, Finland. We believe that Dr. Routti is qualified to serve on our board of directors because of his scientific and technical background, vast experience with research and development, and leadership roles he has assumed serving on the boards of technology and research organizations.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2017 ANNUAL MEETING — CLASS III

Thomas F. Kearns Jr., age 79, has served on our board of directors since November 1996. Mr. Kearns is a retired Partner of The Bear Stearns Companies Inc., an investment banking firm, where he was an investment banker in the healthcare area from 1974 until 1987. Prior to his career at Bear Stearns, Mr. Kearns worked for Merrill Lynch, an investment banking firm, from January 1959 until August 1969. Mr. Kearns is Chairman of the National Advisory Board of Carolina Performing Arts at the University of North Carolina. In 2013, he joined the board of directors of Franklin Street Partners. Mr. Kearns was a Trustee of the University of North Carolina Foundation and Endowment Fund for 16 years and served on the board of directors of Biomet Inc. from January 1980 until May 2005. He received his B.A. in History from the University of North Carolina. We believe that Mr. Kearns is qualified to serve on our board of directors due to his financial expertise stemming from a career in investment banking with a focus on the healthcare industry.

Kalevi Kurkijärvi, Ph.D., age 64, has served on our board of directors since November 1996. He has also served on the board of directors of our subsidiary, FibroGen Europe Oy, since November 1997. Dr. Kurkijärvi has been the Chairman and Founding Partner of Innomedica Oy, a business development company specialized in licensing, distributor search and strategic planning for companies in the pharmaceutical or medtech industry, since March 2010, and from August 1997 to February 2010 he acted as Director having financial matters as his main responsibility. He was also the Founding Partner and former Chairman and Chief Executive Officer of Bio Fund Management Ltd, a Finnish-Danish venture capital company, from 1997 until 2010. He has also been Chairman and Chief Executive Officer of his family’s import-export trading company, Biketex Ltd, since October 1993. Dr. Kurkijärvi has over twenty years’ experience in international life science business and over ten years in corporate finance. He currently serves on the boards of directors of Innomedica Oy (chair), Biketex Ltd (chair) and Hytest Oy (chair). He previously served on the boards of directors at other biotechnology companies such as of Paratek Pharmaceuticals Inc., Ark Therapeutics Plc, BioTie Therapies Plc (chair), Stick Tech Oy (chair), Hormos Medical Oy (chair), Map Medical Oy (chair), Bio Orbit Oy (chair) and Juvantia Pharma Oy, among others. Prior to founding Bio Fund, Dr. Kurkijärvi worked as Executive Director of the venture capital group at the Finnish National Fund of Research and Development (SITRA). He has also served as Executive Vice President at Wallac Oy, and as President and Chief Executive Officer of Pharmacia Diagnostics Production Oy. Dr. Kurkijärvi received a Ph.D. in Biochemistry and Molecular Biology from the University of Turku in 1992, where he also worked for several years in research and teaching. We believe Dr. Kurkijärvi is qualified to serve on our board of directors because of his scientific and technical background, international business and management experience, and expertise in the life sciences and biotechnology industries as evidenced by the various leadership roles and positions he has held in such industries.

Julian N. Stern, age 91, has served as our corporate Secretary since 1993 and has served on our board of directors since November 1996. He is of counsel to the law firm of Goodwin Procter LLP, which he joined in 2008. Prior to joining Goodwin Procter in 2008, Mr. Stern was a partner at and counsel to the law firm of Heller Ehrman White & McAuliffe LLP. For over forty years, Mr. Stern has worked with healthcare-related and technology-related companies with a focus on corporate, financing and intellectual property law. Mr. Stern was the incorporator of ALZA Corporation, a developer and manufacturer of drug delivery based products, and served on its board of directors and as its corporate secretary until it was acquired by Johnson & Johnson in 2001. He also incorporated Affymax, N.V., a drug discovery company, and served as its secretary and director from inception until its acquisition by Glaxo P.L.C. in 1995. Mr. Stern incorporated Cetus Corporation, a biotechnology company, and served as its corporate secretary and as director until its acquisition by Chiron in 1991. Mr. Stern was a director and corporate secretary of DepoMed, Inc., a specialty pharmaceutical company from 2005 to 2013, and also serves as chairman and director of Pherin Pharmaceuticals, Inc., a privately held drug development company. He served as founder, corporate secretary and director of ROXRO Pharma, Inc., a drug development company, from 2001 until its sale in 2011 to Luitpold, a subsidiary of Dai Ichi. Mr. Stern is also Chairman and President of the Ronald and Ann Williams Charitable Foundation and a trustee of the Peter and Vernice Gasser Charitable Foundation. Mr. Stern received a B.S. from New York University in Accounting and Economics, and an L.L.B. from Yale Law School. We believe Mr. Stern is qualified to serve on our board of directors due to his expertise in advising clients on corporate, securities, finance and technology law matters, as well as experience serving in leadership roles at various healthcare and technology companies.

Toshinari Tamura, Ph.D., age 72, has served on our board of directors since September 2008. He previously worked at Yamanouchi Pharmaceutical Co., Ltd., starting in 1972, and ultimately became Executive Corporate Officer and Representative Director. Following the merger to form Astellas Pharma, Inc., he was named Executive Vice President and Chief Science Officer of Astellas Pharma, Inc. and served in those roles and on the board of directors of Astellas from April 2005 until June 2008. Dr. Tamura was in charge of research and development of our PHI anemia program in 2004 and has remained familiar with the science of the program since that time. Dr. Tamura served as director of the board of KinoPharma, Inc., a drug development company, from September 2009 to March 2010. Dr. Tamura served as director of the board of IMMD Inc., a drug development company, from October 2010 to November 2012. Dr. Tamura is currently advisor to Shin Nippon Biomedical Laboratories, Ltd., a drug development company (from September 2008), Innovation Network Corporation of Japan, a government-sponsored private equity firm (from February 2010), and Japan Science and Technology Agency, a government sponsored organization promoting science and technology (from September 2012). Dr. Tamura holds a Ph.D. and Master degree in organic chemistry from the University of Tokyo, Graduate School of Pharmaceutical Sciences. Dr. Tamura also holds a Bachelor degree from Chiba University, Department of Pharmaceutical Sciences in pharmaceutical science. We believe that Dr. Tamura is qualified to serve on our board of directors because of his extensive management experience in the biotechnology and pharmaceutical industries in Japan, as well as his technical background in organic chemistry and pharmaceutical sciences.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2018 ANNUAL MEETING — CLASS I

Thomas B. Neff, age 61, founded FibroGen, Inc. and has served as our Chairman and Chief Executive Officer and as a member of our board of directors since 1993. He serves as a Director of FibroGen China Anemia Holdings, Ltd and serves as General Manager of FibroGen (China) Medical Technology Development Co., Ltd. Mr. Neff received a B.A. from Claremont McKenna College with concentrations in Molecular Biology and Government. Subsequently he studied Economics and Finance at the University of Chicago Graduate School of Business, and was a Fellow of the Thomas J. Watson Foundation. He was employed as an investment banker first at Paine Webber Incorporated (1983-1988) and then at Lazard Freres & Co. through 1992. In 1991, he was among 40 selected as future financial industry leaders in a poll of 600 financial leaders by Institutional Investor. Mr. Neff was founder of Pharmaceutical Partners I and Pharmaceutical Partners II, the pioneer entities investing in drug royalties and predecessors to what is now Royalty Pharma. He left the group in 1998 to concentrate on FibroGen but remained as Managing General Partner of PPI and PPII until all assets were distributed to partners through 2009. He was also founder and General Partner of Three Arch Bay Health Science Fund, a private investment fund focused on emerging biomedical companies, from 1993 to completion in 2011. He received an honorary doctor of medical sciences from Oulu University, Oulu, Finland in 2009. He has been a director of Kolltan Pharmaceuticals, a spin-out from Yale University, since 2009. Mr. Neff is a named inventor on over 100 of our patents and patent applications. The board believes that Mr. Neff, who has extensive experience and tenure as our founder and Chief Executive Officer, brings historic knowledge, extensive insights into the strategic value of our technologies and continuity to our board of directors. In addition, the board believes that his financial, corporate structuring and transactional expertise and experience in the life sciences sector provide him with financial, operational, scientific, intellectual property, risk management and industry expertise that is important to our board.

Jeffrey W. Henderson, age 51, has served on our board of directors since August 2015. Mr. Henderson has nearly 30 years of financial, commercial and pharmaceutical industry experience. He most recently served as chief financial officer for Cardinal Health, Inc. from 2005 until 2014. His many responsibilities at Cardinal Health included commercial operations in China. Prior to Cardinal Health, Mr. Henderson was president and general manager of Eli Lilly Canada Inc. and vice president and corporate controller of Eli Lilly & Company. He joined Eli Lilly in 1998 as vice president and corporate treasurer. His prior experience includes 10 years at General Motors, where he served in executive and managerial posts in Great Britain, Singapore, New York, and Canada. He received his Bachelor of Science degree in electrical engineering from Kettering University, Flint, Michigan, and his Master of Business Administration degree from Harvard Graduate School of Business Administration. Mr. Henderson is a native of St. Catharines, Ontario, Canada. He is a director of Qualcomm Incorporated, Halozyme Therapeutics, Inc. and Integrated DNA Technologies, Inc., and serves as a trustee for the Columbus School for Girls. We believe that Mr. Henderson is qualified to serve on our board of directors because of his financial and industry background, as well as his experience in various leadership and management roles in the health and pharmaceutical industry.

James A. Schoeneck, age 58, has served on our board of directors since April 2010. He joined Depomed, Inc., a pharmaceutical company, as President and Chief Executive Officer in April 2011 and has served as a director of Depomed, Inc. since December 2007. From September 2005 until he joined Depomed, Inc., Mr. Schoeneck was Chief Executive Officer of BrainCells Inc., a privately-held biopharmaceutical company. Prior to joining BrainCells Inc., he served as Chief Executive Officer of ActivX BioSciences, a development stage biotechnology company. Mr. Schoeneck’s pharmaceutical experience also includes three years as President and Chief Executive Officer of Prometheus Laboratories Inc., a pharmaceutical and diagnostics company. Prior to joining Prometheus, Mr. Schoeneck spent three years as vice president and General Manager, Immunology, at Centocor, Inc. (now Janssen Biotech, Inc.), a biotechnology company, where he led the development of Centocor’s commercial capabilities. His group launched Remicade ® , which has become one of the world’s largest pharmaceutical products. Earlier in his career, he spent 13 years at Rhone-Poulenc Rorer, Inc. (now Sanofi), a pharmaceutical company, serving in various sales and marketing positions of increasing responsibility. Mr. Schoeneck holds a B.S. in Education from Jacksonville State University. We believe that Mr. Schoeneck is qualified to serve on our board of directors because of his extensive management experience in biotechnology.

DIRECTORS AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS

Under the listing requirements and rules of The NASDAQ Stock Market, independent directors must comprise a majority of our board of directors. In addition, the rules of The NASDAQ Stock Market require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees must be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. Under the rules of The NASDAQ Stock Market, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered to be independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has undertaken a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that Jeffrey L. Edwards, Jeffrey W. Henderson, Thomas F. Kearns Jr., Kalevi Kurkijärvi, Rory. B. Riggs, Roberto Pedro Rosenkranz, Jorma Routti, James A. Schoeneck, Julian N. Stern, and Toshinari Tamura, representing a majority of our directors, do not have any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements of The NASDAQ Stock Market. Our board of directors also determined that Messrs. Riggs, Edwards, Henderson, Schoeneck, and Stern and Dr. Kurkijärvi, who comprise our audit committee, Messrs. Schoeneck, Kearns and Stern and Drs. Rosenkranz and Routti, who comprise our compensation committee, and Messrs. Kearns and Riggs and Drs. Rosenkranz and Tamura, who comprise our nominating and corporate governance committee, satisfy the independence standards for those committees established by applicable rules and regulations of the SEC and the listing requirements of The NASDAQ Stock Market. In making this determination, our board of directors considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Thomas B. Neff, our Chairman and the Company’s Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

BOARD LEADERSHIP STRUCTURE

Our board of directors does not have a policy regarding the separation of the roles of the Chairman of the Board and the Chief Executive Officer and believes it is in the best interests of the Company and its stockholders to make that determination based on the position and direction of the Company and the membership of the Board. Mr. Neff currently serves as the Chief Executive Officer and Chairman of the Board. The Board believes that combining the positions of Chief Executive Officer and Chairman helps to ensure that the Board and management act with a common purpose, and allows for efficient Board meetings to address the issues and matters most critical to the Company for review by the Board. The Board believes that this structure best utilizes Mr. Neff’s knowledge of the Company and the industry and also promotes effective communication between the Company’s management and the Board. In addition, the Company believes that combining the positions of Chief Executive Officer and Chairman provides a single, clear chain of command to execute the Company’s strategic initiatives and business plans. However, no single leadership model is right for all companies and at all times. Accordingly, the Board may review its leadership structure in the future. The Board also believes that the composition, strength and experience of the current members of the Board, with ten of the eleven current members qualifying as independent directors, will ensure that the Board continues to perform its duties independently as it concentrates on the most important areas of concern to the Company and evaluates the performance of the Company’s executive officers, including the Chief Executive Officer.

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the Board’s key functions is informed oversight of the Company’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee also monitors legal matters and compliance with legal and regulatory requirements regarding the Company’s financial statements and accounting or other policies. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our compensation committee assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. In addition, the Board meets with certain members of our executive team, including the heads of our business, compliance and regulatory functions, who discuss the risks and exposures involved in their respective areas of responsibility as well as any developments that could impact our risk profile or other aspects of our business.

MEETINGS OF THE BOARD OF DIRECTORS

The Board met seven times during the year ended December 31, 2015, including telephone conference meetings. All directors attended or participated in at least 75% of the aggregate number of meetings of the Board and of the committees on which they served during the portion of 2015 for which they were directors or committee members.

As required under applicable NASDAQ listing standards during the year ended December 31, 2015, the Company’s independent directors met two times in regularly scheduled executive sessions at which only independent directors were present.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board has three committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The following table provides membership and meeting information for the year ended December 31, 2015 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance

Thomas B. Neff
Jeffrey L. Edwards	X
Jeffrey W. Henderson	X
Thomas F. Kearns			X		X	*
Kalevi Kurkijärvi, Ph.D.	X
Miguel Madero**					X
Rory B. Riggs	X	*			X
Roberto Pedro Rosenkranz, Ph.D., M.B.A.			X		X
Jorma Routti, Ph.D.			X
James A. Schoeneck	X		X	*
Julian N. Stern	X		X
Toshinari Tamura, Ph.D.					X
Total meetings in 2015	4		7		3

*	Committee Chair
**	Resigned as of December 31, 2015

The audit committee, compensation committee and nominating and corporate governance committee each have authority to engage legal counsel or other experts or consultants, as they deem appropriate to carry out their responsibilities. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

Our audit committee consists of Messrs. Riggs, Edwards, Henderson, Schoeneck, and Stern and Dr. Kurkijärvi. Our board of directors has determined that Messrs. Riggs, Edwards, Henderson, Schoeneck, and Stern and Dr. Kurkijärvi are independent under The NASDAQ Stock Market listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chairperson of our audit committee is Mr. Riggs, whom our board of directors has determined is an “audit committee financial expert” within the meaning of the SEC regulations. Our board of directors has also determined that each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector. The functions of this committee include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements and approving fees payable to such firm;
•	helping to ensure the independence and performance of the independent registered public accounting firm;
•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing our policies on risk assessment and risk management;
•	reviewing related party transactions;
•

obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•

approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Board reviews the NASDAQ listing standards definition of independence for audit committee members on an annual basis. The audit committee met four times during the year ended December 31, 2015. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ and which is available to stockholders on our website at http://investor.fibrogen.com/phoenix.zhtml?c=253783&p=irol-govhighlights; however, information found on our website is not incorporated by reference into this proxy statement.

Compensation Committee

Our compensation committee consists of Messrs. Schoeneck, Kearns and Stern and Drs. Rosenkranz and Routti. Our board of directors has determined that Messrs. Schoeneck, Kearns and Stern and Drs. Rosenkranz and Routti are independent under The NASDAQ Stock Market listing standards, each is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and each is an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The chair of our compensation committee is Mr. Schoeneck. The functions of this committee include:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;
•	reviewing and recommending to our board of directors the compensation of our directors;
•	reviewing and approving, or recommending that our board of directors approve, the terms of compensatory arrangements with our executive officers;
•	administering our stock and equity incentive plans;
•	selecting independent compensation consultants, approving fees payable to them, and assessing any conflicts of interest of compensation consultants;
•	reviewing and discussing the Company’s Compensation Discussion and Analysis, and recommending that it be included in the proxy statement;

•	reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans; and
•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation strategy.

Under its charter, our compensation committee may form, and delegate authority to, subcommittees as appropriate.

Our compensation committee met seven times during the year ended December 31, 2015. The charter of our compensation committee is available to stockholders on our website at http://investor.fibrogen.com/phoenix.zhtml?c=253783&p=irol-govhighlights; however, information found on our website is not incorporated by reference into this proxy statement.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Kearns and Riggs and Drs. Rosenkranz and Tamura. Our board of directors has determined that Messrs. Kearns and Riggs and Drs. Rosenkranz and Tamura are independent under the current rules and regulations of the SEC and The NASDAQ Stock Market. The chair of our nominating and corporate governance committee is Mr. Kearns. The functions of this committee include:

•	identifying, evaluating and selecting, or recommending that our board of directors approve, nominees for election to our board of directors and its committees;
•	evaluating the performance of our board of directors and of individual directors;
•	considering and making recommendations to our board of directors regarding the composition of our board of directors and its committees;
•	reviewing developments in corporate governance practices;
•	evaluating the adequacy of our corporate governance practices and reporting;
•	reviewing management succession plans;
•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters; and
•	overseeing an annual evaluation of the board of directors’ performance.

The nominating and corporate governance committee met three times during the year ended December 31, 2015. The charter of the nominating and corporate governance committee is available to stockholders on our website at http://investor.fibrogen.com/phoenix.zhtml?c=253783&p=irol-govhighlights; however, information found on our website is not incorporated by reference into this proxy statement.

The nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics. The nominating and corporate governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders. However, the nominating and corporate governance committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the nominating and corporate governance committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The nominating and corporate governance committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The nominating and corporate governance committee, to date, has not adopted a formal policy with regard to the consideration of director candidates recommended by stockholders and will consider director candidates recommended by stockholders on a case-by-case basis, as appropriate. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. To date, the nominating and corporate governance committee has not received any such nominations nor has it rejected a director nominee from a stockholder or stockholders holding more than 5% of our voting stock. Stockholders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the Board may do so by delivering a written recommendation to the Company’s Secretary at the following address: FibroGen, Inc., 409 Illinois Street, San Francisco, California 94158, no later than the close of business on Friday, March 10, 2017 nor earlier than the close of business on Wednesday, February 8, 2017; provided, however, that if our 2017 Annual Meeting of Stockholders is held before May 9, 2017 or after July 8, 2017, then the proposal must be received no earlier than the close of business on the 120th day prior to such meeting and no later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Submissions must include the name, age, business address and residence address of such nominee, the principal occupation or employment of such nominee, the class and number of shares of each class of capital stock of the Company which are owned of record and beneficially by such nominee, the date or dates on which such shares were acquired and the investment intent of such acquisition and such other information concerning such nominee as would be required to be disclosed in a proxy statement soliciting proxies for the election of such nominee as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to Secretary, FibroGen, Inc., 409 Illinois Street, San Francisco, California 94158. All communications will be reviewed by our Secretary and, if requested by the stockholder, forwarded to the Board or an individual director, as applicable. Our Secretary reserves the right not to forward to the Board or any individual director any unduly frivolous, hostile, threatening or similarly inappropriate materials.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all directors and employees, including our principal executive officer, Thomas B. Neff, principal financial officer, Pat Cotroneo, and all other executive officers. This Code of Business Conduct and Ethics is available on our website at http://investor.fibrogen.com/phoenix.zhtml?c=253783&p=irol-govhighlights. A copy may also be obtained without charge by contacting investor relations, attention Director of Investor Relations, 409 Illinois Street, San Francisco, California 94158 or by calling (415) 978-1200. We plan to post on our website at the address described above any future amendments or waivers of our Codes of Business Conduct and Ethics.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of the compensation committee is currently or has been at any time during the last year one of our employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

DIRECTOR COMPENSATION

Our board of directors adopted a non-employee director compensation policy in connection with our initial public offering. This policy was amended on March 4, 2015 and February 22, 2016. Pursuant to this policy, our non-employee directors are paid annual cash compensation of $35,000, and effective upon our 2016 Annual Meeting of Stockholders, will be paid annual cash compensation of $45,000. In addition, non-employee directors are paid $10,000 annually for serving on the audit committee ($20,000 annually for the chairman), $7,500 annually for serving on the compensation committee ($15,000 annually for the chairman), and $5,000 annually for serving on the nominating and governance committee ($10,000 annually for the chairman). Non-employee directors are reimbursed for their reasonable out-of-pocket expenses to cover attendance at and participation in meetings of our board of directors.

Our non-employee directors are granted initial and/or annual option grants under our 2014 Equity Incentive Plan (the “2014 Plan”). Newly appointed or newly elected directors will be granted an option to purchase 12,000 shares of our common stock. The initial option grant will vest in equal quarterly installments over three years from the date of grant, subject to the non-employee director’s continuous service on each applicable vesting date. On the date of each annual meeting of our stockholders, each individual who is elected or appointed as a non-employee director and each other non-employee director who continues to serve as a non-employee director immediately after such annual meeting of our stockholders will be granted an option to purchase 12,000 shares of our common stock; provided, that if the individual is elected or appointed to the board at a time other than at our annual meeting of stockholders, the number of shares of our common stock subject to such annual grant will be pro-rated based on the number of days between the date of such director’s election or appointment and the first anniversary of the most recent annual stockholder meeting to occur prior to such director’s election or appointment to our board of directors. The annual option grant will vest in equal quarterly installments over one year following the vesting commencement date, subject to the non-employee director’s continuous service on each applicable vesting date. All options granted under our non-employee director compensation policy will be granted with an exercise price equal to the fair market value of our common stock on the grant date. The vesting of all options will cease upon a non-employee director’s resignation from the Board or other cessation of service, unless the Board determines otherwise. All unvested options will vest in full immediately prior to a change in control (as defined in the 2014 Plan), subject to the non-employee director’s continuous service as of the day prior to the closing of such change in control.

The following table sets forth information regarding non-cash compensation earned by or paid to our non-employee directors during 2015:

Name	Fees Earned or Paid in Cash(1)	Option Awards (2)(3)	All Other Compensation		Total

Jeffrey L. Edwards	$7,948	$277,420	$—		$285,369
Jeffrey W. Henderson	$18,098	$286,976	$—		$305,073
Thomas F. Kearns	$52,500	$130,966	$—		$183,466
Kalevi Kurkijärvi	$45,000	$130,966	$—		$175,966
Miguel Madero	$40,000	$130,966	$—		$170,966
Rory B. Riggs	$60,000	$130,966	$—		$190,966
Roberto Pedro Rosenkranz	$47,500	$130,966	$—		$178,466
Jorma Routti	$42,500	$130,966	$—		$173,466
James A. Schoeneck	$60,000	$130,966	$—		$190,966
Julian N. Stern	$52,500	$130,966	$—		$183,466
Toshinari Tamura	$40,000	$130,966	$6,800	(4)	$177,766

(1)

Amounts shown in this column represent the annual fees paid to each director in fiscal year 2015 under our non-employee director compensation policy, including an annual retainer effective after our initial public offering in the amounts set forth below:

Name	Annual Retainer

All non-employee directors	$35,000
Audit Committee Chairman*	$20,000
Compensation Committee Chairman*	$15,000
Nominating and Governance Committee Chairman*	$10,000
Audit Committee Member (other than Chairman)*	$10,000
Compensation Committee Member (other than Chairman)*	$7,500
Nominating and Governance Committee Member (other than Chairman)*	$5,000
* Paid in addition to the annual retainer paid to all non-employee directors.
(2)

The amounts reported do not reflect the amounts actually received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted to our non-employee directors during the fiscal year ended December 31, 2015, as computed in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”). Assumptions used in the calculation of these amounts are included in Note 9 to our consolidated financial statements under Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2015.

(3)	The following table lists the aggregate number of shares with respect to the outstanding option awards held by each of our non-employee directors as of December 31, 2015:

Name	Number of shares subject to outstanding options as of December 31, 2015

Jeffrey L. Edwards	19,168
Jeffrey W. Henderson	21,896
Thomas F. Kearns	147,000
Kalevi Kurkijärvi	138,000
Miguel Madero	0
Rory B. Riggs	24,000
Roberto Pedro Rosenkranz	42,000
Jorma Routti	90,000
James A. Schoeneck	84,000
Julien N. Stern	129,000
Toshinari Tamura	102,000
(4)	Dr. Tamura received $6,800 in 2015 for consulting services rendered to us.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of the Board has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2016 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at our 2016 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our amended and restated Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the audit committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following table represents aggregate fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm for fiscal years ended December 31, 2015 and December 31, 2014.

	Fiscal Year Ended
	2015	2014
	(in thousands)
Audit Fees (1)	$1,674	$2,187
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees (2)	3	3
Total Fees	$1,677	$2,190

(1)

Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements (which was an integrated audit in 2015), including audited financial statements presented in our Annual Report on Form 10-K and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. Fees for fiscal 2014 also consisted of professional services rendered in connection with our Registration Statement on Form S-1 related to the initial public offering of our common stock completed in November 2014.

(2)	Includes an annual subscription to a technical accounting database.

PRE-APPROVAL POLICIES AND PROCEDURES

In accordance with the audit committee charter, the audit committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm, including the estimated fees and other terms of any such engagement. These services may include audit services, audit-related services, tax services and other services. Any pre-approval is detailed as to the particular service or category of services. The audit committee may elect to delegate pre-approval authority to one or more designated audit committee members in accordance with its charter. The audit committee pre-approved all services provided by our independent registered public accounting firm for the fiscal years ended December 31, 2015 and 2014.

The audit committee considers whether such audit or non-audit services are consistent with the SEC’s rules on auditor independence. The audit committee has determined that the provision of the services noted above is compatible with maintaining PricewaterhouseCoopers LLP’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE ’FOR” PROPOSAL 2.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2015 with management of the Company. The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed under Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The audit committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Respectfully submitted by the members of the audit committee:

Mr. Rory B. Riggs, Chair

Mr. Jeffrey L. Edwards

Mr. Jeffrey W. Henderson

Dr. Kalevi Kurkijärvi

Mr. James A. Schoeneck

Mr. Julian N. Stern

*The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

MANAGEMENT

The following table sets forth certain information about our executive officers as of April 1, 2016:

Name	Age	Position

Thomas B. Neff	61	Chairman, Founder, Chief Executive Officer, Director
Pat Cotroneo	52	Vice President, Finance, and Chief Financial Officer
K. Peony Yu, M.D.	53	Chief Medical Officer
Frank H. Valone, M.D.	66	Senior Fellow, Clinical Development

For information for Mr. Neff, please refer to “Directors Continuing in Office Until the 2018 Annual Meeting — Class I” above.

Pat Cotroneo has served as our Chief Financial Officer since 2008. Mr. Cotroneo joined us in 2000 as Controller, was promoted to Vice President of Finance, and subsequently promoted to Chief Financial Officer in 2008. Prior to joining us, Mr. Cotroneo was at SyStemix, Inc. where he assumed Controller responsibilities for both SyStemix and Genetic Therapy, Inc. (Novartis subsidiaries) from 1993 to 2000. Prior to SyStemix, he was employed by Deloitte & Touche from 1987 to 1993 in various positions. Mr. Cotroneo received a B.S. with honors from the University of San Francisco and was selected a Louise M. Davies scholar.

K. Peony Yu, M.D, served as our Vice President of Clinical Development from December 2008 until April 1, 2016 when she was promoted to Chief Medical Officer. Dr. Yu brings to us expertise in design and execution of all phases of clinical development programs, including clinical and regulatory strategy, interactions with regulatory authorities in the United States and EU, as well as experience with successful leadership of clinical teams. Prior to joining us, Dr. Yu was Vice President of Clinical Research at Anesiva, Inc., where she was responsible for management of clinical research, statistics/data management, clinical operations, and medical affairs/medical information for all clinical programs, including the late-stage clinical development and approval of Zingo, a drug-device combination for pain management. Prior to Anesiva, Dr. Yu was Director, Clinical Development, at ALZA Corporation (a subsidiary of Johnson & Johnson) where she was Global Clinical Lead for IONSYS, a drug-device combination for post-operative pain, and led a successful New Drug Application resubmission with the U.S. Food & Drug Administration and multiple interactions with European regulatory authorities resulting in marketing approval in 25 European countries. Prior to ALZA, Dr. Yu held previous posts at Pain Therapeutics, Inc., and at Elan Pharmaceuticals. Dr. Yu received a B.S. in Chemical Engineering and an M.D. both from the University of California, Davis, followed by residency training at Stanford Medical School.

Frank H. Valone, M.D., served as our Chief Medical Officer from December 2008 until April 1, 2016 when he stepped down and transitioned to the role of Senior Fellow, Clinical Development. Dr. Valone has more than 22 years of biotechnology industry experience in the leadership of clinical and preclinical development, medical and regulatory affairs and quality assurance and control. He served as Senior Vice President of Medical Affairs of Bayhill Therapeutics Inc., a biopharmaceutical company, from November 2003 to November 2008. He was responsible for clinical, regulatory, quality and nonclinical toxicology/safety aspects related to the development of Bayhill’s investigational therapies. Dr. Valone served as Executive Vice President of Clinical Development and Regulatory Affairs of Titan Pharmaceuticals Inc., a biopharmaceutical company, from March 2002 to October 2003. He was responsible for the clinical development of three antibody vaccines, as well as several small molecule and cell therapy development programs for CNS diseases and cancer. From 1994 to 2002, Dr. Valone was the Chief Medical Officer and Senior Vice President of Clinical and Regulatory Affairs of Dendreon Corporation, a biotechnology company. From 1991 to 1996, he served in various positions of The Dartmouth-Hitchcock Medical Center as Adjunct Professor of Medicine and Norris Cotton Cancer Center including Professor of Medicine. From 1982 to 1991, Dr. Valone held various positions at The University of California, San Francisco, including Associate and Chief of Hematology and Oncology at the San Francisco VA Medical Center. From 1995 to 2001, he was Clinical Associate Professor, Department of Medicine, Stanford University. Dr. Valone received a B.A. from Hamilton College and an M.D. from Harvard Medical School. His Post-Doctoral training was at the Brigham and Women's Hospital in Internal Medicine/Allergy and Rheumatology and at Dana-Farber Cancer Institute in Medical Oncology in 1980.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of our executive compensation program during 2015. It also provides an overview of our executive compensation philosophy and objectives and some of the highlights of our executive compensation program. Finally, it analyzes how and why the compensation committee of our board of directors arrived at the specific compensation decisions for the named executive officers for 2015, including the key factors that the compensation committee considered in determining their compensation.

In 2015, our named executive officers consisted of all of our executive officers:

•	Thomas B. Neff, our Chief Executive Officer (our “CEO”) and Chairman of our board of directors;
•	Pat Cotroneo, our Vice President, Finance and Chief Financial Officer;
•	Frank H. Valone, M.D., Senior Fellow, Clinical Development, who served as Chief Medical Officer during 2015; and
•	K. Peony Yu, M.D., our Chief Medical Officer.

Executive Summary

2015 Executive Compensation Highlights

The following key compensation actions were taken with respect to our named executive officers for 2015:

•	Base Salaries – Adjusted annual base salaries in amounts ranging from 3.7% to 6.2%, including a base salary adjustment of 4.5% for our CEO;
•	Target Annual Cash Bonus Opportunities – Maintained target annual cash bonus opportunities (as a percentage of base salary) at 2014 levels;
•

Annual Cash Bonuses – Based on our achievement of 98.8% of our corporate goals, annual cash bonuses ranged from 98.8% to 123.5% of their target annual cash bonus opportunities, including an annual cash bonus of $570,411 for our CEO; and

•

Long-Term Incentive Compensation – Granted long-term incentive compensation opportunities in the form of stock options and restricted stock unit awards, which may be settled in shares of our common stock (“RSUs”), in amounts ranging from 96,204 shares to 221,400 shares in the aggregate, including a stock option and an RSU granted to our CEO in the aggregate amount of 221,400 shares.

2015 Company Achievements

Consistent with our compensation philosophy objectives, the compensation committee considered Company performance in 2015 when setting compensation for the year. In 2015, we continued to advance our key programs significantly, and to make advancements across multiple platforms and programs, including hypoxia inducible factor (“HIF”)/anemia, idiopathic pulmonary fibrosis, pancreatic cancer, and Duchenne muscular dystrophy (“DMD”). Our roxadustat Phase 3 development program remained on track, with regulatory submissions expected in 2016 for China and 2018 for the United States. Our key financial and operational results were as follows:

•

We adopted policies and practices and established systems reflecting our status as a newly-public company, including development of our operational infrastructure and internal controls systems in the context of Sarbanes-Oxley Act requirements, efforts related to investor outreach and other compliance related activities;

•

We received Clinical Trial Application approval from the Chinese Food and Drug Administration to conduct pivotal Phase 3 studies of roxadustat for the treatment of anemia in chronic kidney disease (“CKD”), and initiated these studies in dialysis dependent CKD and non-dialysis dependent CKD;

•

We generated preliminary data on the first evaluable patients in our Phase 2 clinical study of FG-3019 combined with gemcitabine plus nab-paclitaxel chemotherapy versus the chemotherapy regimen alone in patients with marginally inoperable locally advanced pancreatic cancer that has not been previously treated;

•	We filed an Investigational New Drug Application for and initiated a Phase 2 clinical study in Duchenne muscular dystrophy studying FG-3019 in non-ambulatory patients; and
•

We achieved over 80% of agreed aggregate target enrollment in the three Phase 3 anemia studies we are conducting with roxadustat (of the seven studies being conducted with our collaboration partners for U.S. and European approval), including completing target enrollment in one of our studies.

2015 Executive Officer Achievements

Consistent with our compensation philosophy and objectives, the compensation committee considered the following key achievements of our named executive officers during 2015 when setting compensation for 2015:

•

Mr. Neff – Mr. Neff was recognized for managing the Company to the successful achievement of its corporate objectives, including overseeing the approval of our China Phase 3 roxadustat Clinical Trial Application, FG-3019 clinical advancement in pancreatic cancer and DMD, the achievement of enrollment goals for our roxadustat global Phase 3 program, and his efforts toward expansion of development under our anemia collaborations in the US/ROW and China to include additional indications, and for investor outreach efforts.

•

Mr. Cotroneo – Mr. Cotroneo was recognized for his extraordinary efforts to build our operational infrastructure and internal controls systems in the context of Sarbanes-Oxley Act requirements, implementing clinical finance processes in connection with our Phase 3 trials, and directing or overseeing key information technology and finance-related initiatives to enhance our operational capabilities, as well as taking on additional responsibilities related to overseeing a transition in our Human Resources Department, including recruiting and orienting a new head of our Human Resources Department, which enabled consistent recruitment and retention to help achieve our corporate goals.

•

Dr. Valone – Dr. Valone was recognized for his authorship of clinical stage peer-reviewed publication efforts to enhance scientific awareness and visibility of our programs, his work in launching Phase 3 clinical trials in China for our anemia program, driving our muscular dystrophy clinical filing for FG-3019 in non-ambulatory patients, his leadership of the pancreatic cancer clinical program, and for his contributions to the investor outreach program.

•

Dr. Yu – Dr. Yu was recognized for her leadership role in our anemia program, including substantially exceeding our goal for total FibroGen-led Phase 3 clinical trial patients, and completing target enrollment in one of our Phase 3 clinical studies, efforts to expand development under our anemia program to include new indications, and leading efforts to publish several additional anemia clinical stage peer-reviewed publications.

Pay for Performance

We believe our executive compensation program for 2015 was reasonable and competitive, and appropriately balanced the goals of attracting, motivating, rewarding, and retaining our named executive officers within the context of effective cost management. To ensure our named executive officers’ interests were aligned with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of their target annual total direct compensation opportunity was “at-risk” and the actual payout was commensurate with our performance.

We emphasize performance-based compensation that appropriately rewards our named executive officers for delivering financial, operational, and strategic results with respect to pre-established goals through our annual cash bonus plan and stock options and RSUs that are used to deliver long-term incentive compensation opportunities. We believe that stock options and RSUs are key incentives for our named executive officers to drive long-term growth. To ensure that we maintain faithful to our compensation philosophy, the compensation committee will continue to evaluate the relationship between the reported values of the equity awards granted to the named executive officers, the amount of compensation realizable (and, ultimately, realized) from such awards in subsequent years, and our total stockholder return over this period.

Executive Compensation Philosophy and Program Design

Compensation Philosophy and Objectives

Our executive compensation program is guided by our overarching philosophy of only paying for demonstrable performance. Consistent with this philosophy, the primary objectives of our compensation program are:

•	Provide compensation and benefit levels that will attract, retain, motivate, and reward a highly-talented team of executive officers within the context of responsible cost management;
•	Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers; and
•

Align the interests and objectives of our executive officers with those of our stockholders by linking the long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.

Compensation Policies and Practices

We have adopted the following compensation policies and practices to align our executive compensation program with our philosophy and corporate governance policies:

•

Compensation At-Risk. Our executive compensation program is designed so that a significant portion of compensation is “at risk” based on Company performance and short-term cash and long-term equity incentives to align the interests of our executive officers and stockholders;

•

No Pension or Deferred Compensation Plans. Except for our 401(k) plan, for which we provide Company matching contributions, we do not currently offer, nor do we have plans to provide, pension arrangements, or nonqualified deferred compensation plans or arrangements to our executive officers;

•	Limited Perquisites. We provide limited perquisites or other personal benefits to our executive officers;
•

No Special Health or Welfare Benefits. Our executive officers participate in broad-based Company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees;

•	No Post-Employment Tax Reimbursements. We do not provide any “gross-ups” on any severance or change in control payments or benefits;
•

“Double-Trigger” Change in Control Arrangements. All change in control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid);

•	Multi-Year Vesting Requirements. The equity awards granted to our executive officers vest over multi-year periods, consistent with current market practice and our retention objectives;
•

Stock Ownership Positions. We do not maintain formal guidelines for ownership of shares of our common stock by the named executive officers. The average tenure of our named executive officers in 2015 is approximately 13 years and during that time each of them has established a significant ownership position in the Company; and

•	Hedging and Pledging Prohibited. We prohibit our employees, including our executive officers, and member of our board of directors from hedging or pledging our securities.

Program Design

We structure the annual compensation of our executive officers using three principal elements: base salaries, annual cash bonus opportunities, and long-term incentive compensation opportunities in the form of stock options and RSUs. We emphasize performance-based compensation that appropriately rewards our executive officers for delivering financial, operational, and strategic results with respect to pre-established goals through our annual cash bonus plan, as well as the stock option and RSUs that we use to deliver long-term incentive compensation opportunities.

While our compensation committee does not have any formal policies for allocating compensation among the three components, our compensation committee reviews relevant market compensation data and uses its judgment to determine the appropriate level and mix of compensation on an annual basis to ensure that compensation is competitive and that we are able to attract and retain capable executive officers to work for our long-term prosperity and stockholder value, without taking unnecessary or excessive risks.

Governance of Executive Compensation Program

Role of the Compensation Committee

Our board of directors established the compensation committee for the purpose of:

•	overseeing, evaluating, and approving our compensation and benefits policies generally;
•	overseeing, evaluating, and approving our compensation plans, policies, and programs applicable to our named executive officers;
•	overseeing, evaluating, and recommending to our full board of directors for approval compensation plans and arrangements for the non-employee members of our board of directors;
•	determining and overseeing the process of evaluating the performance of our CEO and the other named executive officers; and
•

overseeing the preparation of, reviewing, and recommending the inclusion of this Compensation Discussion and Analysis in our annual reports on Form 10-K, registration statements, proxy statements, or information statements.

Compensation Committee Processes and Procedures

Our compensation committee generally meets at least once in the first quarter of the year, and again throughout the year as needed. The agenda for each meeting is usually developed by the chair of the compensation committee, in consultation with our CEO and other members of management. From time to time, members of management and other employees as well as outside advisors or consultants are invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. The compensation committee also meets regularly in executive session.

Our CEO may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation. The charter of the compensation committee grants the compensation committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the compensation committee has the authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. The compensation committee has direct responsibility for the oversight of the work of any advisors engaged for the purpose of advising the committee. In particular, the compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the compensation committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor to the compensation committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration the factors specified in NASDAQ Listing Rule 5605(d) (3) (D) or any successor provision, that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.

The compensation committee is expected to make most of the significant adjustments to annual compensation, determine bonus and equity awards and establish new performance objectives at one or more meetings typically held during the first quarter of the year. However, the compensation committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the compensation committee’s process comprises two related elements: the determination of compensation levels and the establishment and measurement of performance objectives for the current year.

For executive officers other than our CEO, the compensation committee solicits and considers evaluations and recommendations submitted to the compensation committee by our CEO. In the case of the chief executive officer, the evaluation of his performance is conducted by the compensation committee, which recommends to the Board any adjustments to his compensation as well as awards to be granted. For all executive officers and directors as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, Company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the compensation committee’s compensation consultant, including analyses of executive and director compensation paid at peer group companies.

Role of Compensation Consultant

In 2014, the compensation committee retained Fredric W. Cook & Co., Inc., a national compensation consulting firm, to assist it in carrying out its responsibilities as we prepared for and completed our initial public offering. Among other things, Frederic W. Cook provided the compensation committee with a competitive analysis of equity compensation practices and assisted with the development of equity award grant guidelines. In May 2015, as it began to evaluate our executive compensation program in the context of being a publicly traded company, the compensation committee retained Compensia, Inc., a national compensation consulting firm, to serve as its compensation consultant. Compensia serves at the discretion of the compensation committee.

During 2015, Compensia regularly attended the meetings of the compensation committee (both with and without management present) and provided the following services:

•	consulting with the compensation committee chair and other members between compensation committee meetings;
•	reviewing and recommending updates to the compensation peer group;
•

providing competitive market data based on the compensation peer group for our executive officer positions and evaluating how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;

•	review and analysis of the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers; and
•	assessment of executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments.

At the request of the compensation committee, Fredric W. Cook and Compensia also conducted discussions with members of the compensation committee and senior management to learn more about the Company’s business operations and strategy, key strategic goals, as well as the labor markets in which the Company competes. Fredric W. Cook and Compensia provided market data and advice relating to executive compensation strategy, incentive design, mix, and timing. In each case, the compensation committee approved the final cash and equity compensation awards for the executives following review of the compensation consultant materials.

In 2015, neither Frederic W. Cook nor Compensia provided any services to us other than the consulting services to the compensation committee. The compensation committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive and non-employee director compensation. In 2015, the compensation committee considered the six specific independence factors adopted by the SEC and The NASDAQ Stock Market and determined that neither the work of Frederic W. Cook nor that of Compensia raised any conflicts of interest.

Competitive Positioning

For purposes of comparing our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a group of comparable companies. This compensation peer group consists of biotechnology and pharmaceutical companies that are similar to us in terms of revenue, market capitalization, and number of employees at the time of the evaluation.

During 2014 and initially in 2015, the compensation committee used the following compensation peer group to assist with the determination of compensation for our named executive officers:

ACADIA Pharmaceuticals	MannKind
Arena Pharmaceuticals	Nektar Therapeutics
ARIAD Pharmaceuticals	Neurocrine Biosciences
Array BioPharma	Portola Pharmaceuticals
Celidex Therapeutics	Serepta Therapeutics
Exelixis	Synageva BioPharma
Intermune	Theravance
Lexicon Pharmaceuticals	XOMA

In August 2015, with the assistance of Compensia, the compensation committee reviewed and updated its compensation peer group. In revising the compensation peer group, the following criteria were observed in identifying comparable companies:

•	similar industry – biotechnology or pharmaceuticals;
•	FDA phase of lead product candidate – Phase III (preferred) or newly commercial;
•	similar revenue size – ~2.0x our last four fiscal quarter revenue of approximately $136 million;
•	similar market capitalization – ~0.3x to ~3.0x our market capitalization of approximately $1.3 billion;
•	headcount – ~1/3 to 3.0x our 2014 headcount of approximately 350; and
•	therapeutic area – companies with an anemia, lung/liver, or oncology product focus.

After consultation with its compensation consultant, the compensation committee approved the following compensation peer group for use during the remainder of 2015:

ACADIA Pharmaceuticals	Kite Pharma
Acceleron Pharma	Lexicon Pharmaceuticals
Arena Pharmaceuticals	Mannkind
ARIAD Pharmaceuticals	Merrimack Pharmaceuticals
Array BioPharma	Neurocrine Biosciences
Celldex Therapeutics	NewLink Genetics
Clovis Oncology	Portola Pharmaceuticals
Infinity Pharmaceuticals	Sarepta Therapeutics
Insmed

To analyze the compensation practices of the companies in our compensation peer group, the compensation committee’s compensation consultant gathered data from public filings (primarily proxy statements). This market data was then used as a reference point for the compensation committee to assess our current compensation levels in the course of its deliberations on compensation forms and amounts.

The compensation committee intends to review the compensation peer group annually and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group.

Individual Compensation Elements

In 2015, the primary elements of our executive compensation program consisted of base salary, an annual cash bonus opportunity, and long-term incentive compensation in the form of stock option and RSUs. When selecting and setting the amount of each compensation element for 2015, the compensation committee considered the following factors:

•

our performance against the applicable financial and operational objectives established by the compensation committee and our board of directors, see “—Executive Summary—2015 Company Achievements” above;

•

each individual named executive officer’s skills, experience, and qualifications and the scope of each named executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;

•

the performance of each individual named executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values, see “—Executive Summary—2015 Executive Officer Achievements” above;

•	compensation parity among our executive officers;
•	our financial performance relative to our peers; and
•	the compensation practices of our compensation peer group and the positioning of each named executive officer’s compensation in a ranking of peer company compensation levels.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each named executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers and is an important element of compensation intended to attract and retain highly-talented individuals.

Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the compensation committee reviews the base salaries of our executive officers annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

In February 2015, the compensation committee reviewed the base salaries of our named executive officers, taking into consideration a competitive market analysis prepared by its compensation consultant, the recommendations of our CEO, and the other factors described above. Following this review, the compensation committee determined that adjustments were necessary to maintain the competitiveness of our named executive officers’ base salaries and, consequently, decided to increase their base salaries from their 2014 levels.

The base salaries of our named executive officers for 2015 were adjusted as follows

Named Executive Officer	2014 Base Salary	2015 Base Salary	Percentage Adjustment
Mr. Neff	$736,640	$769,785	4.5%
Mr. Cotroneo	$400,175	$425,000	6.2%
Dr. Valone	$443,480	$460,000	3.7%
Dr. Yu	$428,655	$445,000	3.8%

Annual Cash Bonuses

For 2015, we had a single cash bonus plan (the “2015 Bonus Plan”) for our employees, including our executive officers. Our board of directors and the compensation committee designed the 2015 Bonus Plan to motivate our eligible employees to achieve the following objectives, which align with our compensation philosophy:

•	provide a focus within the Company on the achievement of our corporate goals;
•	provide a clear link between the achievement of our corporate goals and the bonus payments to all eligible employees;
•	motivate and reward our employees who contribute to and achieve our corporate goals for the year; and
•	enable us to attract and retain high quality employees.

The terms of the 2015 Bonus Plan include each participant’s target annual cash bonus opportunity, the corporate goals, and the formula for determining bonus payments. Whether a participant received an annual cash bonus payment pursuant to the 2015 Bonus Plan was determined by the compensation committee, in its sole discretion, based upon its assessment of our actual performance as measured against all of the corporate performance goals established for 2015, as well as the recommendations from the CEO with respect to a specific employee’s performance.

The target annual cash bonus opportunities of our named executive officers for 2015 were as follows, which were set at the same target levels as in 2014 and are within the range used by our peer group:

Named Executive Officer	2015 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2015 Target Annual Cash Bonus Opportunity ($)
Mr. Neff	75%	$577,339
Mr. Cotroneo	50%	$212,500
Dr. Valone	50%	$230,000
Dr. Yu	50%	$222,500

Corporate Performance Goals

These corporate performance goals under the 2015 Bonus Plan and, in the case of quantifiable goals, the related target levels were selected based on our corporate priorities, goals, and objectives. These corporate performance goals generally involved:

•

overseeing the achievement of pre-established research, clinical, regulatory and/or manufacturing milestones for our current drug development programs: roxadustat for treatment of anemia, both globally and in China, including in the context of and related to the expansion of programs within our strategic partnerships, and FG-3019 for treatment of idiopathic pulmonary fibrosis, pancreatic cancer, and Duchenne muscular dystrophy, and our HIF platform, for which we are targeting expansion into additional disease indications;

•	implementing the necessary financial and operational infrastructure for a newly public company; and
•	organizational milestones, including developing a successful investor outreach program.

In selecting these corporate performance goals, the compensation committee believed that they were appropriate drivers for our business as they provided a balance between strengthening our financial position, moving our various products through the research and development process and towards commercial acceptance, and growing our business, which enhance stockholder value over the short-term. The related target levels were set to reward strong management performance in light of our strategic objectives and the industry and economic conditions and trends at the time the target levels were set.

2015 Bonus Plan Payments

In January 2016, after consultation with and giving consideration to the recommendations of our CEO, the compensation committee determined the amounts to be paid under the 2015 Bonus Plan based on our actual performance for the year with respect to the corporate performance goals multiplied by his or her target annual cash bonus opportunity. In the case of our named executive officers, the compensation committee noted the individual performance of each named executive officer against his or her corporate performance goals, as detailed above in “—Executive Summary—2015 Executive Officer Achievements”.

After assessing the Company’s performance for the year, as detailed above in “—Executive Summary—2015 Company Achievements”, our compensation committee determined the level of corporate goal achievement for the Company was 98.8% of target.

Based on its review of company and individual performance, our compensation committee determined that our CEO and Dr. Valone would have their bonus paid at 98.8% of target level, while Mr. Cotroneo and Dr. Yu, based on their outstanding individual performance in achieving the corporate goals, would each have his or her bonus increased by 25% (for a total of 123.5% of target). As outlined above, Mr. Cotroneo was recognized for outstanding performance exceeding expectations in building out operational and control systems in the public company environment, as well as taking on additional responsibilities relating to Human Resources, and Dr. Yu was recognized for substantially exceeding aggregate target enrollment levels for our three Phase 3 studies in CKD Anemia and for her role in expanding development under our collaborations.

The target annual cash bonus opportunities and the actual cash bonus payments made to our named executive officers for 2015 were as follows.

Named Executive Officer	Target 2015 Cash Bonus Opportunity ($)	Payment Percentage for Corporate Performance Goals	Percentage Increase for Individual Performance	Actual 2015 Cash Bonus Payment ($)
Mr. Neff	$577,339	98.8%	0	$570,411
Mr. Cotroneo	$212,500	98.8%	25%	$262,438
Dr. Valone	$230,000	98.8%	0	$227,240
Dr. Yu	$222,500	98.8%	25%	$274,788

Long-Term Incentive Compensation

The compensation committee believes long-term incentive compensation is an effective means for focusing our executive officers on driving increased stockholder value over a multi-year period, provides a meaningful reward for appreciation in our stock price and long-term value creation, and motivates them to remain employed with us. Currently, the compensation committee uses equity awards in the form of stock option and RSUs to deliver the annual long-term incentive compensation opportunities to our executive officers and to address special situations as they may arise from time-to-time.

The compensation committee believes stock options provide an effective performance incentive because our executive officers derive value from their options only if our stock price increases (which benefits all stockholders) and they remain employed with us beyond the date that their options “vest” (that is, become exercisable). The compensation committee also believes that RSUs help us to retain our executive officers and reward them for long-term stock price appreciation while at the same time providing some value to the recipient even if the market price of our common stock is stable or declines.

As with their other elements of compensation, the compensation committee determines the amount of long-term incentive compensation for our executive officers as part of its annual compensation review and after taking into consideration a competitive market analysis, the recommendations of our CEO, the outstanding equity holdings of each named executive officer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the companies in our compensation peer group, the potential voting power dilution to our stockholders (our “overhang”) in relation to the companies in our compensation peer group, and the other factors described above.

In March 2015, the compensation committee determined to grant equity awards to our named executive officers after taking into consideration a competitive market analysis prepared by Frederic W. Cook, the recommendations of our CEO, and the other factors described above. The equity awards granted our named executive officers were as follows:

Named Executive Officer	Options to Purchase Shares of our Common Stock (number of shares)	Restricted Stock Unit Awards for Shares of our Common Stock (number of shares)	Equity Awards (grant date fair value)
Mr. Neff	147,600	73,800	$ 4,777,591
Mr. Cotroneo	64,136	32,068	$ 2,075,986
Dr. Valone	68,717	34,358	$ 2,224,251
Dr. Yu	64,136	32,068	$ 2,075,986

These stock options have an exercise price of $29.66 per share, the closing price of our common stock on March 4, 2015, and vest as to 1/4th of the shares of our common stock subject to the stock options on March 1, 2016 and as to 1/16th of the shares subject to the stock options at the end of each three-month period thereafter, contingent on the named executive officer’s continued employment as of each vesting date. The RSUs vest as to 1/4th of the shares of our common stock subject to the awards on March 1, 2016 and as to 1/16th of the shares subject to the awards at the end of each three-month period thereafter, contingent on the named executive officer’s continued employment as of each vesting date.

Severance and Change in Control Benefits

On October 21, 2014, our compensation committee, after consultation with our compensation consultant and review of peer group data, approved a form of change in control severance agreement and we subsequently entered into a change in control severance agreement with each of our named executive officers. These agreements provide for cash severance, equity acceleration and certain other benefits upon a qualified termination of employment in connection with a change in control. Each of our named executive officers also holds stock options under our Amended and Restated 2005 Stock Plan and the 2014 Plan that will accelerate in full upon a qualified termination of employment in connection with a change in control. See “Change in Control Arrangements” below for specific details of these severance and change in control benefits for our named executive officers.

Given the nature of the industry in which we participate and the range of strategic initiatives that we may explore, we believe these severance and change of control benefits are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals. In addition, since we believe it may be difficult for our executive officers to find comparable employment following a termination of employment without “cause” or resignation with “good reason” in connection with or following a change of control, these severance and change of control benefits are intended to ease the consequences to an executive officer of an unexpected termination of employment. By establishing these severance and change of control benefits, we believe we can mitigate the distraction and loss of executive officers that may occur in connection with rumored or actual fundamental corporate changes and thereby protect shareholder interests while a transaction is under consideration or pending.

Other Compensation Practices

Welfare and Health Benefits; 401(k) Plan

We maintain a 401(k) plan that provides eligible U.S. employees, including our executive officers, with an opportunity to save for retirement on a tax-advantaged basis. Commencing in 2014, active contributing participants in our 401(k) plan are eligible to receive employer matching contributions of up to 2%, 4%, or 6% of base salary, depending upon the participant’s number of years of service. Employer matching contributions are subject to applicable annual Internal Revenue Code limits and are fully vested when made.

In addition, our executive officers are eligible to participate in our employee benefit programs on the same basis as all of our employees. These benefits include medical, dental and vision benefits, disability insurance, basic life insurance coverage, health savings accounts, and accidental death and dismemberment insurance.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our executive officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

During 2015, none of our named executive officers received perquisites or other personal benefits except our CEO, who received payment of health club membership fees. In addition, we provided him with a tax “gross-up” payment relating to the income recognized by him in connection with this benefit. None of our named executive officers received perquisites or other personal benefits that were, in the aggregate, $10,000 or more for each individual during 2015.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Trading Policy

Our Insider Trading Policy prohibits the trading of any of derivative securities related to our equity securities at any time, as well as engaging in short selling of our securities or, unless approved in advance by a designated clearance officer, purchases of our securities on margin.

Analysis of Risks Presented by our Compensation Policies and Programs

The compensation committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes and a review of our compensation-related risk profile to ensure that our compensation programs do not encourage excessive or inappropriate risk taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. Our compensation program consists of both fixed and variable compensation. The fixed (or salary) portion is designed to provide a steady income regardless of our stock price performance so that executives do not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both short-term and long-term corporate performance. We believe that the variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce positive short- and long-term corporate results, while the fixed element is also sufficiently high such that executives are not encouraged to take unnecessary or excessive risks in doing so. Because executive officers receive a significant portion of their compensation in the form of equity, with multiple year vesting, this discourages them from making short-term decisions that may result in long-term harm to the organization. Furthermore, the performance goals used to determine the amount of an executive officer’s bonus are measures that the compensation committee believes contribute to long-term stockholder value and promote the continued viability of the Company and are often focused on key events related to the overall success of our product development. Finally, compensation decisions include subjective considerations, which help to constrain the influence of formulas or objective factors on excessive risk taking.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer and each of the three other most highly-compensated executive officers (other than the chief executive officer and chief financial officer) whose compensation is required to be disclosed to our stockholders under the Exchange Act in any taxable year. Remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of Section 162(m) or qualifies for one of the other exemptions from the deductibility limit. In making compensation decisions, the compensation committee considers the potential effects of Section 162(m) on the compensation paid to our executive officers.

Prior to our becoming a public company, our board of directors had not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for the covered executive officers. As a publicly-traded company, the compensation committee is mindful of the benefits of full deductibility of compensation, and intends to operate our executive compensation program to be most efficient and effective for our stockholders, which may include compliance with Section 162(m).

Where reasonably practicable, the compensation committee seeks to qualify the performance-based incentive compensation paid or awarded to our executive officers for the “performance-based compensation” exemption from the deductibility limit of Section 162(m). As such, in approving the amount and form of compensation for our executive officers, the compensation committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m). To maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, however, the compensation committee has not adopted a policy that all compensation payable to our executive officers that is subject to Section 162(m) must be deductible for federal income tax purposes. From time to time, the compensation committee may, in its judgment, approve compensation for our executive officers that does not comply with an exemption from the deductibility limit when it believes that such compensation is in the best interests of the Company and our stockholders.

Taxation of “Parachute” Payments

Sections 280G and 4999 of the Code provide that executive officers and members of our board of directors who hold significant equity interests and certain other service providers may be subject to significant additional taxes if they receive payments or benefits in connection with a Change in Control of the Company that exceeds certain prescribed limits, and that we (or our successor) may forfeit a deduction on the amounts subject to this additional tax. We did not provide any named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she may owe as a result of the application of Sections 280G or 4999 during 2015, and we have not agreed and are not otherwise obligated to provide any named executive officer with such a “gross-up” or other reimbursement.

Accounting for Stock-Based Compensation

We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our board of directors, including stock options and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

COMPENSATION COMMITTEE REPORT*

The compensation committee of our board of directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee hereby recommends that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the compensation committee:

James A. Schoeneck, Chair

Thomas F. Kearns, Jr.

Roberto P. Rosenkranz, Ph.D., M.B.A.

Jorma Routti, Ph.D.

Julian N. Stern

*The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, as amended, and is not to be incorporated by reference into any filing of Portola Pharmaceuticals, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The following table sets forth all of the compensation awarded to, earned by or paid to our named executive officers during 2015, 2014 and 2013.

Named Executive Officer	Year	Base Salary ($)	Bonus ($)(1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-equity Incentive Plan Compensation ($) (3)	All other Compensation ($) (4)	Total ($)

Thomas B. Neff	2015	769,785	—	2,188,908	2,588,683	570,411	22,748	6,140,535
Chief Executive Officer	2014	736,640	—	1,260,000	3,944,430	1,052,480	25,154	7,018,704
	2013	709,139	600,000	—	—	482,750	10,284	1,802,173
Pat Cotroneo	2015	425,000	—	951,137	1,124,849	262,438	16,740	2,780,164
Chief Financial Officer	2014	377,438	—	504,000	1,577,772	450,088	16,364	2,925,662
	2013	357,788	136,000	—	—	163,708	540	658,036
Frank H. Valone, M.D.	2015	460,000	—	1,019,058	1,205,193	227,240	16,831	2,928,322
Senior Fellow, Clinical Development	2014	443,480	—	540,000	1,690,470	471,740	19,410	3,165,100
(formerly Chief Medical Officer)	2013	424,360	50,000	—	—	192,816	2,051	669,227
K. Peony Yu, M.D.	2015	445,000	—	951,137	1,124,849	274,788	16,530	2,812,304
Chief Medical Officer	2014	428,655	—	504,000	1,577,772	464,328	16,290	2,991,045
	2013	394,057	173,850	—	—	180,275	637	748,819

(1)	Amounts represent a one-time discretionary cash bonus earned in 2013.
(2)

Reflects the grant date fair value of the stock options and RSUs granted as computed in accordance with FASB ASC Topic 718. The valuation assumptions used in calculating the grant date fair value of the stock options are set forth in Note 9 to our financial statements under Item 8 included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(3)	Amount represents each of our named executive officers’ annual performance-based cash bonuses earned for 2015, 2014 and 2013 performance.
(4)	Amounts consist of the following:

For Mr. Neff, the 2015 amount consists of (i) health club membership fees and associated tax gross up of $6,218, (ii) payment of a $630 life insurance premium and (iii) a matching contribution of $15,900 to the FibroGen, Inc. 401(k) Plan. The 2014 amount consists of (i) health club membership fees and associated tax gross up of $7,574, (ii) payment of a $1,980 life insurance premium and (iii) a matching contribution of $15,600 to the FibroGen, Inc. 401(k) Plan. The 2013 amount consists of (i) health club membership fees and associated tax gross up of $8,994 and (ii) payment of a $1,290 life insurance premium.

For Mr. Cotroneo, the 2015 amount consists of (i) payment of an $840 life insurance premium and (ii) a matching contribution of $15,900 to the FibroGen, Inc. 401(k) Plan. The 2014 amount consists of (i) payment of a $764 life insurance premium and (ii) a matching contribution of $15,600 to the FibroGen, Inc. 401(k) Plan. The 2013 amount consists of a payment of a life insurance premium of $2,051.

For Dr. Valone, the 2015 amount consists of (i) payment of a $931 life insurance premium and (ii) a matching contribution of $15,900 to the FibroGen, Inc. 401(k) Plan. The 2014 amount consists of (i) payment of a $3,810 life insurance premium and (ii) a matching contribution of $15,600 to the FibroGen, Inc. 401(k) Plan. The 2013 amount consists of payment to a life insurance premium of $540.

For Dr. Yu, the 2015 amount consists of (i) payment of a $630 life insurance premium and (ii) a matching contribution of $15,900 to the FibroGen, Inc. 401(k) Plan. The 2014 amount consists of (i) payment of a $690 life insurance premium and (ii) a matching contribution of $15,600 to the FibroGen, Inc. 401(k) Plan. The 2013 amount consists of a payment of a life insurance premium of $637.

2015 Grants of Plan-Based Awards Table

The following table provides information with regard to each grant of plan-based award made to a named executive officer under any plan during the fiscal year ended December 31, 2015.

Named Executive Officer	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	Number of Shares of Units (#)(2)	Number of Securities Underlying Options(#)(3)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Awards($)

		Target($)

Thomas B. Neff
2014 Equity Incentive Plan Stock Options	March 4, 2015	—		147,600	29.66	2,588,683
RSUs	March 4, 2015	—	73,800		29.66	2,188,908
2015 Bonus Plan Cash Bonus Awards		577,339

Pat Cotroneo
2014 Equity Incentive Plan Stock Options	March 4, 2015	—		64,136	29.66	1,124,849
RSUs	March 4, 2015	—	32,068		29.66	951,137
2015 Bonus Plan Cash Bonus Awards		212,500

Frank H. Valone, M.D.
2014 Equity Incentive Plan Stock Options	March 4, 2015	—		68,717	29.66	1,205,193
RSUs	March 4, 2015	—	34,358		29.66	1,019,058
2015 Bonus Plan Cash Bonus Awards		230,000

K. Peony Yu, M.D.
2014 Equity Incentive Plan Stock Options	March 4, 2015	—		64,136	29.66	1,124,849
RSUs	March 4, 2015	—	32,068		29.66	951,137
2015 Bonus Plan Cash Bonus Awards		222,500

(1)

The amount in the table above reflects the value of the target bonus award of each respective named executive officer for the year ended December 31, 2015 under the 2015 Bonus Plan approved by the compensation committee. Such amounts do not reflect the actual payments made to the named executive officers. The 2015 bonus award amounts actually paid in 2015 to our named executive officers under the 2015 Bonus Plan are shown in the Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation” and the accompanying footnote. Please refer to “Compensation Discussion and Analysis” above for a description of the 2015 Bonus Plan. There are no threshold or maximum values of cash bonus awards under the 2015 Bonus Plan.

(2)

These RSUs vest as to 1/4th of the shares of our common stock subject to the awards on March 1, 2016 and as to 1/16th of the shares subject to the awards at the end of each three-month period thereafter, contingent on the named executive officer’s continued employment as of each vesting date

(3)

These stock options vest as to 1/4th of the shares of our common stock subject to the stock options on March 1, 2016 and as to 1/16th of the shares subject to the stock options at the end of each three-month period thereafter, contingent on the named executive officer’s continued employment as of each vesting date.

(4)

Options are granted at an exercise price equal to the fair market value of our Common Stock, as determined by reference to the closing price reported by the NASDAQ Global Market on the date of grant, which was March 4, 2015.

Option Exercises and Stock Vested in 2015 Table

The following table shows certain information regarding option exercises and stock vested during the last fiscal year with respect to our named executive officers for the fiscal year ended December 31, 2015:

	Option Awards		Stock Awards

Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

Thomas B. Neff	113,628	$2,481,170	30,625	$681,538
Pat Cotroneo	31,730	$684.808	12,250	$272,615
Frank H. Valone	61,000	$1,266,427	13,125	$292,088
K. Peony Yu	8,000	$137,140	12,250	$272,615

(1)

The value realized on exercise is equal to the difference between the lower of the closing or the sale price of our common stock on the day of exercise and the option’s exercise price, multiplied by the number of shares for which the option was exercised.

(2)	The value realized on vesting is equal to the closing price of our common stock on the vesting date, multiplied by the number of shares that vested.

Outstanding Equity Awards at December 31, 2015 Table

The following table provides information regarding outstanding equity awards held by each of our named executive officers as of December 31, 2015.

			Option Awards				Stock Awards

Named Executive Officer	Grant Date (1)	Vesting Base Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($) (2)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)

Thomas B. Neff
	2/28/2007	3/1/2007(4)	310,000	—	4.03	2/27/2017	—	—
	8/20/2007	3/1/2007(5)	310,000	—	4.03	8/19/2017	—	—
	3/12/2008	3/1/2008(6)	303,919	—	2.35	3/11/2018	—	—
	3/11/2009	3/1/2009(6)	500,000	—	3.60	3/10/2019	—	—
	6/9/2010	3/1/2010(7)	378,453	—	2.90	6/8/2020	—	—
	6/7/2011	3/1/2011(7)	342,000	18,000	3.50	6/6/2021	—	—
	6/27/2012	3/1/2012(7)	135,001	44,999	5.95	6/26/2022	—	—
	7/8/2014	3/1/2013(6)	192,500	87,500	14.58	3/18/2024	—	—
	11/13/2014	3/1/2014(6)	61,250	78,750	18.00	11/12/2024	—	—
	11/13/2014	3/1/2014(8)	—	—	—	—	39,375	1,199,756
	3/4/2015	3/1/2015(6)	—	147,600	29.66	03/03/2025	—	—
	3/4/2015	3/1/2015(8)	—	—	—	—	73,800	2,248,686
Pat Cotroneo
	3/12/2008	3/1/2008(6)	25,000	—	2.35	3/11/2018	—	—
	6/9/2010	3/1/2010(6)	25,600	—	2.90	6/8/2020	—	—
	6/24/2010	Various(6)	125,227	—	2.90	6/23/2020	—	—
	6/7/2011	3/1/2011(7)	26,600	1,400	3.50	6/6/2021	—	—
	6/27/2012	3/1/2012(7)	15,750	5,250	5.95	6/26/2022	—	—
	7/8/2014	3/1/2013(6)	77,002	34,998	14.58	3/18/2024	—	—
	11/13/2014	3/1/2014(6)	24,500	31,500	18.00	11/12/2024	—	—
	11/13/2014	3/1/2014(8)	—	—	—	—	15,750	479,903
	3/4/2015	3/1/2015(6)	—	64,136	29.66	3/3/2025	—	—
	3/4/2015	3/1/2015(8)	—	—	—	—	32,068	977,112
Frank H. Valone
	12/3/2008	12/1/2008(6)	15,000	—	2.35	12/2/2018	—	—
	8/11/2009	3/1/2009(7)	20,000	—	3.93	8/10/2019	—	—
	6/9/2010	3/1/2010(7)	20,000	—	2.90	6/8/2020	—	—
	6/7/2011	3/1/2011(7)	38,001	1,999	3.50	6/6/2021	—	—
	6/27/2012	3/1/2012(7)	12,750	4,250	5.95	6/26/2022	—	—
	7/8/2014	3/1/2013(6)	82,501	37,499	14.58	3/18/2024	—	—
	11/13/2014	3/1/2014(6)	26,250	33,750	18.00	11/12/2024	—	—
	11/13/2014	3/1/2014(8)	—	—	—	—	16,875	514,181
	3/4/2015	3/1/2015(6)	—	68,717	29.66	3/3/2025	—	—
	3/4/2015	3/1/2015(8)	—	—	—	—	34,358	1,046,889
K. Peony Yu
	6/7/2011	3/1/2011(6)	6,000	2,000	3.50	6/6/2021	—	—
	6/27/2012	3/1/2012(7)	4,500	4,500	5.95	6/26/2022	—	—
	7/8/2014	3/1/2013(6)	77,002	34,998	14.58	3/18/2024	—	—
	11/13/2014	3/1/2014(6)	24,500	31,500	18.00	11/12/2024	—	—
	11/13/2014	3/1/2014(8)	—	—	—	—	15,750	479,903
	3/4/2015	3/1/2015(6)	—	64,136	29.66	3/3/2025	—	—
	3/4/2015	3/1/2015(8)	—	—	—	—	32,068	977,112

(1)

All of the outstanding equity awards granted prior to November 13, 2014 were granted under our 2005 Stock Plan. The outstanding equity awards granted on and after November 13, 2014 were granted under the 2014 Plan.

(2)	This column represents the fair value of a share of our common stock on the date of grant, as determined by our board of directors.
(3)

This column represents the market value of the shares of our common stock underlying the restricted stock units as of December 31, 2015, based on the closing price of our common stock, as reported on the NASDAQ, of $30.47 per share on December 31, 2015.

(4)	All shares subject to the option were vested on the vesting commencement date.
(5)	All shares subject to the option vest on the third anniversary of the vesting commencement date.
(6)

Twenty-five percent of the shares subject to the option vests on the first anniversary of the vesting commencement date, and the remainder vests in equal amounts quarterly thereafter for the following three years.

(7)

Twenty percent of the shares subject to each option vests on the first anniversary of the vesting commencement date and eighty percent of the shares subject to each option vests in 16 substantially equal quarterly installments thereafter over for the following four years.

(8)

Twenty-five percent of the shares of common stock underlying the restricted stock units vests on the first anniversary of the vesting commencement date, and the remainder vests in equal amounts quarterly thereafter for the following three years.

Change in Control Arrangements

On October 21, 2014, our compensation committee approved a change in control severance agreement for each of our named executive officers. Under the terms of the change in control severance agreements, if a named executive officer’s employment is terminated by us without “cause” or other than due to death or disability or he or she resigns for “good reason,” in either case, in connection with or within 18 months following the effective date of a change in control of the Company (“CIC Termination”), subject to his or her timely execution (and non-revocation) of a release of claims within 60 days following the date of such termination of employment, he or she will be entitled to receive the following severance payments and benefits:

•

a cash severance payment equal to either18 or 24 months of his or her base salary then in effect (with the applicable multiplier varying depending on the named executive officer (24 in the case of our CEO and 18 in the case of the other named executive officers);

•

subject to his or her timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or another state law equivalent (“COBRA”), payment by us of COBRA premiums for him or her and his or her eligible dependents for a period of up to 18 months following the date of his or her termination of employment; and

•	all outstanding stock options held by him or her will become fully vested and exercisable as of a date immediately prior to the date of his or her termination of employment.

Notwithstanding the foregoing, to the extent that a named executive officer would be entitled to a greater level of severance payments and benefits under the terms and conditions of a severance plan or policy provided by us or our successor to our other employees being terminated in connection with or within 12 months following a change in control of the Company but for the existence of the change in control severance agreement, he or she will be entitled to receive the greater of the severance payments and benefits provided under such plan or policy or the change in control severance agreement.

In addition, to the extent that any payment or benefit that a named executive officer would receive under the change in control severance agreement or otherwise would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”) and such payments or benefits would be subject to the excise tax imposed by Section 4999 of the Code, then such payments or benefits will either be provided to him or her in full, or reduced to such lesser amount that would result in no portion of such payments or benefits being subject to the excise tax, whichever amount after taking into account all applicable taxes, including the excise tax, would result in his or her receipt, on an after-tax basis, of the greatest amount of such payments and benefits.

For purposes of the change in control severance agreement, “cause” for termination of an executive’s employment will exist if an executive is terminated for any of the following reasons: (1) the executive’s willful failure substantially to perform his or her duties and responsibilities to us or a deliberate violation of our policies; (2) the executive’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to us; (3) unauthorized use or disclosure by the executive of any of our proprietary information or trade secrets of or any other party to whom executive owes an obligation of nondisclosure as a result of his or her relationship with us; or (4) the executive’s willful breach of any of his or her obligations under any written agreement or covenant with us.

For purposes of the change in control severance agreement, “good reason” generally means the existence of any of the following conditions without the executive’s written consent: (1) a material reduction in job duties or responsibilities inconsistent with the executive’s position with us (provided, that any such reduction or change after a change in control will not constitute good reason if the executive retains reasonably comparable duties and responsibilities with respect to our business within the successor entity following a change in control); (2) a reduction of the executive’s then current base salary; (3) the relocation of the executive’s principal place of employment to a place that increases the executive’s one-way commute by more than forty (40) miles as compared to the executive’s principal place of employment prior to such relocation; (4) any material breach by us of the change in control severance agreement or any other written agreement between us and the executive; or (5) the failure by any successor to us to assume the change in control severance agreement and any obligations thereunder.

In order to resign for good reason, the executive must give written notice to us of the event forming the basis of the termination for good reason within sixty (60) days after the date on which we give written notice to the executive of our decision to take any action set forth above, we must fail to cure such condition within thirty (30) days after receipt of the executive’s written notice and the executive must terminate his or her employment within thirty (30) days following the expiration of the cure period.

Each of our named executive officers also holds stock options under our Amended and Restated 2005 Stock Plan and the 2014 Plan that will accelerate in full in the event his or her employment is terminated by us without “cause” following a “Change in Control” of the Company or if he or she incurs a “constructive termination” of employment within 12 months following a Change in Control of the Company (as each such term is defined in the applicable stock option agreement). In addition, any stock options granted under our 2014 Equity Incentive Plan that are not assumed, continued, or otherwise substituted for in the transaction will vest and become exercisable in full immediately prior to the closing of such transaction.

For purposes of the standard form of option agreement under the our Amended and Restated 2005 Stock Plan (the “2005 Plan”), “cause” generally means (1) a commission of a felony related to us or our business or any crime involving fraud or moral turpitude; (2) the attempted commission of, or participation in, a fraud against us; (3) the unauthorized use or disclosure of our confidential information or trade secrets; or (4) the participant’s willful failure to substantially perform his or her duties and responsibilities owed to us. For purposes of the standard form of option agreement under the 2005 Plan, “constructive termination” generally means (1) a substantial reduction in the participant’s duties or responsibilities in effect immediately prior to the effective time of a change in control; (2) a material reduction in a participant’s annual base salary as in effect on the closing date of the change in control or as increased thereafter; (3) any failure by us to continue in effect any benefit plan or program in which the participant was participating immediately prior to the effective time of a change in control or the taking of any action by us that would adversely affect a participant’s participation in or reduce benefits under any such plans or programs (provided, that a constructive termination will not be deemed to have occurred if we provide for the participation in benefit plans and programs that, taken as a whole, are comparable to those that were provided immediately prior to the change in control); (4) a relocation of the participant’s business office to a location more than 50 miles from the location at which the participant performed his or her duties as of the effective time of the change in control; or (5) a material breach by us of any provision of any material agreement between the participant and us concerning the terms and conditions of the participant’s employment.

The change in control form of option grant notice and agreement under the 2014 Plan provides that in the event of a change in control (as defined in the 2014 Plan), (1) if at the time of the change in control, a participant’s outstanding option is assumed, continued or otherwise substituted in the change in control transaction and the participant’s employment is involuntarily terminated by us or our successor corporation without cause or due to a constructive termination within twelve (12) months following the closing of such change in control transaction, the vesting and exercisability of the unvested portion of the participant’s option will accelerate in full on the date of such termination, and/or (2) if a participant’s outstanding option is not assumed, continued or otherwise substituted in the change in control transaction, the unvested portion of the participant’s option will vest and become exercisable as of immediately prior to the closing of the change in control transaction.

Estimated Change of Control and Severance Benefits

The following charts present the approximate amount of the benefits to which each of our named executive officers would have been entitled had his employment terminated under the circumstances described in the preceding paragraphs on December 31, 2015.

The amounts in the following table assume that our named executive officers terminated employment effective December 31, 2015 pursuant to the indicated events; the closing price of our common stock on that date was $30.47. These amounts are in addition to benefits generally available to our employees upon termination of employment, such as distributions from our 401(k) plan and payout of accrued vacation.

Named Executive Officer	Event	Cash Severance ($)	Maximum COBRA Subsidy ($)(1)	Value of Equity Acceleration ($)(2)	Total($)(3)

Thomas B. Neff	CIC Termination	$1,539,570	$48,146	$4,081,216	$5,668,932
Pat Cotroneo	CIC Termination	$637,500	$3,818	$1,167,536	$1,808,854
Frank H. Valone, M.D.	CIC Termination	$690,000	$15,587	$1,230,693	$1,936,280
K. Peony Yu, M.D.	CIC Termination	$667,500	$48,146	$1,165,328	$1,880,974

(1)	Continuing coverage is available to each named executive officer for up to 18 months under a CIC Termination.
(2)

Pursuant to our Change in Control Severance Agreements, all outstanding stock options held by the executive will become fully vested and exercisable as of immediately prior to the date of executive’s termination of employment. The dollar amounts in this column represents the difference in the closing price of our common stock on December 31, 2015 ($30.47) with respect to the outstanding unvested and unexercisable option shares as of December 31, 2015, minus the exercise price of the outstanding unvested and unexercisable option shares.

(3)

Total does not include amounts earned or benefits accrued due to continued service by the named executive officer through December 31, 2015, such as vested stock options. Total also does not include amounts the named executive officer was eligible to receive under our 2015 Bonus Plan with respect to fiscal 2015 performance.

Offer Letter Agreements

We entered into initial employment offer letters with three of our named executive officers. Each of these offer letters was approved by our board of directors.

Pat Cotroneo

We entered into an offer letter agreement with Mr. Cotroneo, then our Controller, in November 2000. The offer letter has no specific term and constitutes an at-will employment arrangement. Mr. Cotroneo’s annual base salary as of December 31, 2015 and 2014 was $425,000 and $377,438, respectively. In connection with his employment, Mr. Cotroneo was granted an initial option to purchase 40,000 shares of our common stock, pursuant to the terms of the 2005 Plan (described above). Mr. Cotroneo has exercised the option to purchase 40,000 shares of our common stock.

Frank H. Valone

We entered into an offer letter agreement with Dr. Valone, then our Chief Medical Officer, in November 2008. The offer letter has no specific term and constitutes an at-will employment arrangement. Dr. Valone’s annual base salary as of December 31, 2015 and 2014 was $460,000 and $443,480, respectively. In connection with his employment, Dr. Valone was granted an initial option to purchase 80,000 shares of our common stock, pursuant to the terms of the 2005 Plan (described above). Dr. Valone has exercised part of the option to purchase 65,000 shares of our common stock and the remainder of the option is fully vested and exercisable.

K. Peony Yu

We entered into an offer letter agreement with Dr. Yu, then our Vice President, Clinical Development, in November 2008. The offer letter has no specific term and constitutes an at-will employment arrangement. Dr. Yu’s annual base salary as of December 31, 2015 and 2014 was $445,000 and $428,655, respectively. In connection with her employment, Dr. Yu was granted an initial option to purchase 70,000 shares of our common stock, pursuant to the terms of the 2005 Plan (described above). Dr. Yu has exercised the option to purchase 70,000 shares of our common stock.

Pension Benefits

We do not maintain any pension benefit plans.

Nonqualified Deferred Compensation

We do not maintain any nonqualified deferred compensation plans.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by our board of directors. In addition, we have entered into an indemnification agreement with each of our directors and our executive officers that may require the Company to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers to the extent permissible under applicable law. However, Delaware law prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:

•	any breach of the director’s duty of loyalty to us or to our stockholders;
•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	unlawful payment of dividends or unlawful stock repurchases or redemptions; and
•	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.

Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under our amended and restated bylaws, we will also be empowered to enter into indemnification agreements with our directors, officers, employees and other agents and to purchase insurance on behalf of any person whom we are required or permitted to indemnify.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered into indemnification agreements with each of our current directors and officers. These agreements provide for the indemnification of such persons for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were serving in such capacity. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors, officers and employees. Furthermore, we have obtained director and officer liability insurance to cover liabilities our directors and officers may incur in connection with their services to us.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification of our directors, officers and controlling persons for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Rule 10b5-1 Sales Plans

From time to time, our executive officers and directors may be parties to individual Rule 10b5-1 trading plans pursuant to which shares of our common stock will be sold for their account from time to time in accordance with the provisions of the plans without any further action or involvement by the officers. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2015.

Plan Category (1)	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (2)(b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)(c)

Equity compensation plans approved by security holders	14,454,895	(3)	$7.74	4,678,563	(4)(5)(6)

(1)

All of our equity compensation plans have been approved by security holders. The equity compensation plans are described in Note 9 to our financial statements under Item 8 included in our Annual Report on Form 10-K for the year ended December 31, 2015.

(2)	The weighted-average exercise price does not take into account the shares subject to outstanding restricted stock units which have no exercise price.
(3)

As of December 31, 2015, there were: (i) 10,302,808 shares of common stock subject to outstanding stock options under our Amended and Restated 2005 Stock Plan (the “2005 Plan”); (ii) 3,280,100 shares of common stock subject to outstanding stock options under the 2014 Plan; and (iii) 864,849 shares of common stock payable upon the vesting of outstanding restricted stock unit awards under the 2014 Plan.

(4)

Includes 3,393,948 and 1,284,615 shares of common stock available for issuance under the 2014 Plan and our 2014 Employee Stock Purchase Plan (the “ESPP”), respectively, as of December 31, 2015. No shares are available for issuance under the 2005 Plan. Shares under the 2005 Plan that expire, terminate or are forfeited prior to exercise or settlement automatically become available for issuance under the 2014 Plan.

(5)

The number of shares reserved for issuance under the 2014 Plan will increase January 1 of each year commencing on January 1, 2016 and continuing through and including January 1, 2024 by the lesser of (i) the amount equal to 4% of the number of shares issued and outstanding on December 31 immediately prior to the date of increase or (ii) such lower number of shares as may be determined by the board of directors.

(6)

The number of shares reserved for issuance under the ESPP will increase January 1 of each year commencing January 1, 2016 and continuing through and including January 1, 2024 by the lesser of (i) a number of shares equal to 1% of the total number of outstanding shares of common stock on December 31 immediately prior to the date of increase; (ii) 1,200,000 shares or (iii) such number of shares as may be determined by the board of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of January 31, 2016 for:

•	each of our named executive officers;
•	each of our directors and nominees for director;
•	all of our directors and executive officers as a group; and
•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power. Shares of common stock issuable under options or warrants that are exercisable within 60 days after January 31, 2016 are deemed beneficially owned and such shares are used in computing the percentage ownership of the person holding the options or warrants, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. The information contained in the following table is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares in the table does not constitute an admission of beneficial ownership of those shares.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and dispositive power with respect to their shares of common stock, except to the extent authority is shared by spouses under community property laws.

Our calculation of the percentage of beneficial ownerships is based on 62,047,139 shares of common stock outstanding as of January 31, 2016, adjusted as required by rules promulgated by the SEC.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G, if any, filed with the SEC, which information may not be accurate as of January 31, 2016. Unless otherwise indicated below, the address of each beneficial owner listed in the table below is c/o FibroGen, Inc., 409 Illinois Street, San Francisco, CA 94158.

Name of Beneficial Owner	Number of Shares	Beneficial Ownership Percent

5% Stockholders:
Thomas B. Neff (1)	6,395,346	9.3%
Astellas Pharma Inc. 2-5-1 Nihonbashi-Honcho Chuo-Ku, Tokyo 103-8411 Japan	4,968,367	7.4%
The Vanguard Group 100 Vanguard Blvd. Malvem, PA 19355	3,586,867	5.5%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	3,428,464	5.2%
Directors and Named Executive Officers:
Thomas B. Neff (1)	6,395,346	9.3%
K. Peony Yu, M.D. (2)	269,480	*
Frank H. Valone, M.D. (3)	285,103	*
Pat Cotroneo (4)	414,310	*
Jeffrey L. Edwards (5)	5,168	*
Jeffrey W. Henderson (5)	8,896	*
Thomas F. Kearns Jr. (6)	414,564	*
Kalevi Kurkijärvi, Ph.D. (7)	179,000	*
Rory B. Riggs (8)	1,106,913	1.8%
Roberto Pedro Rosenkranz, Ph.D., M.B.A. (9)	81,000	*
Jorma Routti, Ph.D. (10)	214,840	*
James A. Schoeneck (5)	81,000	*
Julian N. Stern (11)	299,244	*
Toshinari Tamura, Ph.D. (5)	99,000	*
All executive officers and directors as a group (14 persons) (12)	9,853,904	14.9%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding common stock.
(1)

Consists of (a) 3,523,232 shares held by Thomas B. Neff, (b) 145,070 shares held by the Thomas B. Neff Family Partnership, (c) 20,000 shares held by Mr. Neff’s spouse and (d) 60,946 shares held by BioGrowth Partners, LP. Mr. Neff is the sole general partner of BioGrowth Partners, LP and has voting and investment control with respect to the shares held by BioGrowth Partners, LP. Also includes 2,623,273 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2016 and 22,825 shares issuable upon settlement of restricted stock units that will vest within 60 days of January 31, 2016.

(2)

Consists of 128,777 shares held by K. Peony Yu. Also includes 130,936 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2016 and 9,767 shares issuable upon settlement of restricted stock units that will vest within 60 days of January 31, 2016.

(3)

Includes 225,031 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2016 and 10,465 shares issuable upon settlement of restricted stock units that will vest within 60 days of January 31, 2016.

(4)

Includes 341,036 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2016 and 9,767 shares issuable upon settlement of restricted stock units that will vest within 60 days of January 31, 2016.

(5)	Represents shares issuable pursuant to stock options exercisable within 60 days of January 31, 2016.
(6)

Consists of (a) 160,564 shares held by Thomas F. Kearns, Jr. and (b) an aggregate of 110,000 shares held by the Fred Schernecker and Arthur Fox, Trustees or their successors in trust, under ETC Stock Trust dated December 11, 2006, of which Mr. Kearns is a trustee and has sole voting and dispositive power. Also includes 144,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2016.

(7)	Includes 135,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2016.
(8)

Consists of (a) 460,200 shares held by Rory B. Riggs, (b) 20,000 shares held jointly by Rory B. Riggs and Robin Rhys and (c) 605,713 shares held by New Ventures I, LLC. Mr. Riggs is Managing Member of New Ventures I, LLC and has voting and investment control with respect to the shares held by New Ventures I, LLC. Also includes 21,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2016.

(9)	Includes 39,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2016.
(10)	Includes 87,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2016.
(11)

Consists of (a) 161,068 shares held by Julian N. Stern and (b) an aggregate of 12,176 shares held in various trusts for which Mr. Stern’s spouse, Dorothy Stern, is the sole trustee and has sole voting and investment control. Also includes 126,000 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2016.

(12)

Includes 4,066,340 shares issuable pursuant to stock options exercisable within 60 days of January 31, 2016 and52,824 shares issuable upon settlement of restricted stock units that will vest within 60 days of January 31, 2016.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Our executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during fiscal 2015 our executive officers, directors and greater than ten percent beneficial owners complied with all Section 16(a) filing requirements applicable to each of them, except that, Jeffrey W. Henderson’s initial filing on Form 4 was filed late on August 13, 2015.

TRANSACTIONS WITH RELATED PERSONS

RELATED-PERSON TRANSACTIONS PROCEDURES

It is our practice to comply with all applicable laws, rules and regulations regarding related-person transactions, including the Sarbanes-Oxley Act of 2002. A related-person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons. Under its charter, our audit committee is charged with reviewing and approving or disapproving all related-person transactions, including transactions with more than 5% stockholders of the Company, as required by the NASDAQ rules. In considering related-person transactions, the audit committee takes into account the relevant available facts and circumstances. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sale of Series A Preference Shares by FibroGen China Anemia Holdings, Ltd.

In July and December 2012 and February 2013, pursuant to a Share Purchase Agreement, our subsidiary, FibroGen China Anemia Holdings, Ltd., sold an aggregate of 6,758,000 Series A Preference Shares at a purchase price of $1.00 per share. The following table summarizes purchases of such shares by our directors, executive officers or holders of more than 5% of any class of our voting stock:

Stockholder	Series A Preference Shares	Aggregate purchase price

Stern Family Trust (1)	500,000	$500,000.00
Grama Ventures LLC (2)	450,000	$450,000.00

(1)	Julian N. Stern is one of our directors and a trustee of Stern Family Trust.
(2)	Roberto Pedro Rosenkranz, Ph.D., M.B.A. is one of our directors and President of Grama Ventures LLC.

Investor Rights Agreements

We have entered into investor rights agreements with certain of our investors in connection with certain of our preferred stock financings. We have also entered into investor rights agreements with certain of our warrant holders. Certain investors and warrant holders are entitled to rights with respect to the registration of their shares.

Astellas Collaboration

Astellas Pharma Inc. is an equity investor in FibroGen, Inc. and considered a related party. During the years ended December 31, 2015, 2014 and 2013, we recorded revenue related to collaboration agreements with Astellas of $21.6 million, $18.0 million and $25.7 million, respectively. During the years ended December 31, 2015, 2014 and 2013, we recorded expense related to collaboration agreements with Astellas of $9.8 million, $11.4 million and $4.0 million, respectively.

Other Transactions

We have entered into offer letter agreements with our executive officers. For more information regarding these agreements, see the information included under the caption “Executive Compensation—Offer Letter Agreements.”

We have granted stock options to our executive officers and our directors. For a description of these options, see the information under the caption “Director Compensation” and “Executive Compensation”.

Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and amended and restated bylaws also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by our board of directors. In addition, we have entered into an indemnification agreement with each of our directors and our executive officers.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or FibroGen. Direct your written request to: Investor Relations, FibroGen, Inc., 409 Illinois Street, San Francisco CA, 94158 or contact Investor Relations at 415-978-1200. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers. In addition, FibroGen will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report on Form 10-K and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board

/s/ Michael Lowenstein

Michael Lowenstein

Chief Legal Counsel

April 22, 2016

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the year ended December 31, 2015 is available without charge upon written request to: Secretary, FibroGen, Inc., 409 Illinois Street, San Francisco CA, 94158.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:    KEEP THIS PORTION FOR YOUR RECORDS    DETACH AND RETURN THIS PORTION ONLY    THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.    Date    Signature (Joint Owners)    Date    Signature [PLEASE SIGN WITHIN BOX]      VOTE BY INTERNET - www.proxyvote.com    Use the Internet to transmit your voting instructions and for electronic delivery   of information up until 11:59 p.m. Eastern Time on June 7, 2016. Have your   proxy card in hand when you access the web site and follow the instructions to   obtain your records and to create an electronic voting instruction form.    VOTE BY PHONE - 1-800-690-6903    Use any touch-tone telephone to transmit your voting instructions up until   11:59 p.m. Eastern Time on June 7, 2016. Have your proxy card in hand when   you call and then follow the instructions.    VOTE BY MAIL    Mark, sign and date your proxy card and return it by June 7, 2016, in the   postage-paid envelope we have provided or return it to Vote Processing,   c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.    ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS    If you would like to reduce the environmental impact and the costs incurred by   our company in mailing proxy materials, you can consent to receive all future   proxy statements, proxy cards and annual reports electronically via e-mail or   the Internet. To sign up for electronic delivery, please follow the instructions   above to vote using the Internet and, when prompted, indicate that you agree   to receive or access proxy materials electronically in future years.    FIBROGEN, INC.    409 ILLINOIS STREET    SAN FRANCISCO, CA 94158     E09175-P78140    FIBROGEN, INC.     The Board of Directors recommends you vote FOR the   following proposals:    1. Election of Class II Directors to hold office until the 2019   Annual Meeting of Stockholders    Withhold    For      Nominees:    !    !     1a. Rory B. Riggs    !    !     1b. Jeffrey L. Edwards    !    !     1c. Jorma Routti    !    !     1d. Roberto P. Rosenkranz    For     Against    Abstain    !    !    !    2. To ratify the selection of PricewaterhouseCoopers LLP by the Audit Committee of the Board of Directors as the independent registered public accounting   firm of FibroGen for the year ending December 31, 2016.    3. To conduct any other business properly brought before the meeting.    The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction   is made, this proxy will be voted FOR items 1 and 2. If any other matters properly come before the meeting, or if cumulative voting is required, the   persons named in this proxy will vote in their discretion.    !    For address changes and/or comments, please check this box and write them   on the back where indicated.    !    !    Please indicate if you plan to attend this meeting.    Yes     No    Please sign your name exactly as it appears hereon. When signing as attorney, executor,   administrator, trustee or guardian, please add your full title as such. When signing as joint   owners, all owners must sign. If a signer is a corporation, please sign in full corporate name   by a duly authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:  The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.    E09176-P78140      ANNUAL MEETING OF STOCKHOLDERS    JUNE 8, 2016, 8:00 AM    THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS    The stockholder(s) hereby appoint(s) Thomas B. Neff, Michael Lowenstein and Julian Stern, or any of them, as proxies, each with   the power to appoint his substitute, and hereby authorize(s) each of them to represent and to vote, as designated on the reverse   side of this ballot, all of the shares of Common Stock of FibroGen, Inc. that the stockholder(s) is/are entitled to vote at the Annual   Meeting of Stockholders to be held at 8:00 AM, Pacific Time on June 8, 2016, at the Company's Offices located at 409 Illinois   Street, San Francisco, CA 94158, and any adjournment or postponement thereof.    THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER AS DIRECTED BY THE STOCKHOLDER(S).   IF NO SUCH DIRECTIONS IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON   THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.    PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.    Address Changes/Comments (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)    CONTINUED AND TO BE SIGNED ON REVERSE SIDE